                                                                   EXHIBIT 10.26






                         RECEIVABLES SALE AGREEMENT


                                    among


                    INTERFACE SECURITIZATION CORPORATION
                                  as Seller


                               INTERFACE, INC.
                             as Collection Agent


         SPECIAL PURPOSE ACCOUNTS RECEIVABLE COOPERATIVE CORPORATION
                                as Purchaser

                                     and

                     CANADIAN IMPERIAL BANK OF COMMERCE
                             as Servicing Agent



                         Dated as of August 4, 1995

                              TABLE OF CONTENTS



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                                                                             Page

 ARTICLE I:  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .     1
    SECTION 1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE II:  OFFERING FACILITY. . . . . . . . . . . . . . . . . . . . . . .    14
    SECTION 2.1.  The Facility. . . . . . . . . . . . . . . . . . . . . . .    14

ARTICLE III:  WHAT IS SOLD. . . . . . . . . . . . . . . . . . . . . . . . .    14
    SECTION 3.1.  Determination of Ownership Interest   . . . . . . . . . .    14
    SECTION 3.2.  Frequency of Determining Ownership
                  Interest. . . . . . . . . . . . . . . . . . . . . . . . .    15
    SECTION 3.3.  Maximum Ownership Interest. . . . . . . . . . . . . . . .    16

ARTICLE IV:  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .    16
    SECTION 4.1.  Determination of Cash Component of
                  Purchase Price  . . . . . . . . . . . . . . . . . . . . .    16
    SECTION 4.2.  Satisfaction of Deferred Payment
                  Component of Purchase Price  . . . . . . . . . . . . . .     17

ARTICLE V:  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . .    17
    SECTION 5.1.  Structuring Fee . . . . . . . . . . . . . . . . . . . . .    17
    SECTION 5.2.  Settlement Date Payments. . . . . . . . . . . . . . . . .    17
    SECTION 5.2.1.  Purchase Discount . . . . . . . . . . . . . . . . . . .    17
    SECTION 5.2.2.  Purchase Premium  . . . . . . . . . . . . . . . . . . .    18
    SECTION 5.2.3.  Unused Facility Fee   . . . . . . . . . . . . . . . . .    19
    SECTION 5.2.4.  Operating Expense Fee . . . . . . . . . . . . . . . . .    20
    SECTION 5.2.5.  Collection Agent Fee  . . . . . . . . . . . . . . . . .    20
    SECTION 5.3.  Legal Fees and Other Expenses . . . . . . . . . . . . . .    20
    SECTION 5.4.  Interest on Unpaid Amounts  . . . . . . . . . . . . . . .    20

ARTICLE VI:  PURCHASE PROCEDURES  . . . . . . . . . . . . . . . . . . . . .    21
    SECTION 6.1.  Types of Purchases  . . . . . . . . . . . . . . . . . . .    21
    SECTION 6.2.  Notice Requirements . . . . . . . . . . . . . . . . . . .    21
    SECTION 6.3.  Conditions Precedent to Initial Purchase. . . . . . . . .    22
    SECTION 6.3.1.  Membership in the Purchaser . . . . . . . . . . . . . .    22
    SECTION 6.3.2.  Structuring Fee . . . . . . . . . . . . . . . . . . . .    22
    SECTION 6.3.3.  Absence of Liens. . . . . . . . . . . . . . . . . . . .    22
    SECTION 6.3.4.  Financing Statements. . . . . . . . . . . . . . . . . .    22
    SECTION 6.3.5.  Lock-Box Agreements . . . . . . . . . . . . . . . . . .    22
    SECTION 6.3.6.  Receivables Activity Report and
                     Calculation of Ownership Interest  . . . . . . . . . .    22
    SECTION 6.3.7.  Resolutions . . . . . . . . . . . . . . . . . . . . . .    23
    SECTION 6.3.8.  Legal Opinion of Seller's Counsel   . . . . . . . . . .    23
    SECTION 6.3.9.  Good Standing Certificates. . . . . . . . . . . . . . .    23
    SECTION 6.3.10.  Subordinated Note  . . . . . . . . . . . . . . . . . .    23
    SECTION 6.3.11.  Other Agreements . . . . . . . . . . . . . . . . . . .    24


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





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
    SECTION 6.4.  Condition Precedent to all Incremental
                   Purchases        . . . . . . . . . . . . . . . . . . . .    24
    SECTION 6.5.  Conditions Precedent to All Purchases . . . . . . . . . .    24
    SECTION 6.5.1.  Representations and Covenants . . . . . . . . . . . . .    24
    SECTION 6.5.2.  Other Documents . . . . . . . . . . . . . . . . . . . .    24

ARTICLE VII:  SETTLEMENT PROCEDURES . . . . . . . . . . . . . . . . . . . .    24
    SECTION 7.1.  Settlement Dates  . . . . . . . . . . . . . . . . . . . .    24
    SECTION 7.2.  Application of Collections. . . . . . . . . . . . . . . .    25
    SECTION 7.2.1.  Application of Collections on Days That
                     Are Not Settlement Dates . . . . . . . . . . . . . . .    25
    SECTION 7.2.2.  Application of Collections on
                     Settlement Dates . . . . . . . . . . . . . . . . . . .    25
    SECTION 7.3.  Adjustments due to Dilution, Etc. . . . . . . . . . . . .    27
    SECTION 7.4.  Receivables Activity Report . . . . . . . . . . . . . . .    27

ARTICLE VIII:  SERVICING AGENT AND COLLECTION AGENT . . . . . . . . . . . .    28
    SECTION 8.1.  Appointment of Servicing Agent. . . . . . . . . . . . . .    28
    SECTION 8.1.1.  Replacement of Servicing Agent. . . . . . . . . . . . .    28
    SECTION 8.2.  Appointment of Collection Agent . . . . . . . . . . . . .    28
    SECTION 8.2.1.  Replacement of Collection Agent;
                     Notification of Obligors . . . . . . . . . . . . . . .    29

ARTICLE IX:  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .    30
    SECTION 9.1.  Representations and Warranties of the
                   Seller and the Collection Agent. . . . . . . . . . . . .    30
    SECTION 9.2.  Representations and Warranties of
                   Interface  . . . . . . . . . . . . . . . . . . . . . . .    34

ARTICLE X:  COVENANTS                                                          35
    SECTION 10.1.  Affirmative Covenants of the Seller and
                    the Collection Agent  . . . . . . . . . . . . . . . . .    35
    SECTION 10.2.  Reporting Requirements of the Seller . . . . . . . . . .    37
    SECTION 10.3.  Negative Covenants of the Seller and the
                    Collection Agent. . . . . . . . . . . . . . . . . . . .    38
    SECTION 10.4.  Covenants of the Seller and Interface. . . . . . . . . .    41
    SECTION 10.5.  Covenants of Interface.  . . . . . . . . . . . . . . . .    44

ARTICLE XI:  INDEMNIFICATIONS; INCREASED COSTS  . . . . . . . . . . . . . .    44
    SECTION 11.1.  Indemnification by the Seller of the
                    Purchaser, etc  . . . . . . . . . . . . . . . . . . . .    44
    SECTION 11.2.  Indemnification Due to Failure to
                    Consummate Purchase . . . . . . . . . . . . . . . . . .    47
    SECTION 11.3.  Increased Costs under Liquidity
                     Facilities and Credit Facilities . . . . . . . . . . .    47
    SECTION 11.4.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .    48

ARTICLE XII:  EVENTS OF TERMINATION . . . . . . . . . . . . . . . . . . . .    48
    SECTION 12.1.  Events of Termination  . . . . . . . . . . . . . . . . .    48
    SECTION 12.2.  Remedies . . . . . . . . . . . . . . . . . . . . . . . .    51




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
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
ARTICLE XIII:  MISCELLANEOUS       . . . . . . . . . . . . . . . . . . . .      51
    SECTION 13.1.  Amendments, Etc . . . . . . . . . . . . . . . . . . . .      51
    SECTION 13.2.  Notices, Etc    . . . . . . . . . . . . . . . . . . . .      51
    SECTION 13.3.  Payments Net of Taxes . . . . . . . . . . . . . . . . .      52
    SECTION 13.4.  No Waiver; Remedies . . . . . . . . . . . . . . . . . .      53
    SECTION 13.5.  Binding Effect; Assignability;
                    Continuing Obligation. . . . . . . . . . . . . . . . .      53
    SECTION 13.6.  Governing Law . . . . . . . . . . . . . . . . . . . . .      54
    SECTION 13.7.  Security Interest . . . . . . . . . . . . . . . . . . .      54
    SECTION 13.8.  Construction of the Agreement . . . . . . . . . . . . .      54
    SECTION 13.9.  No Proceedings  . . . . . . . . . . . . . . . . . . . .      54
    SECTION 13.10.  Confidentiality  . . . . . . . . . . . . . . . . . . .      54
    SECTION 13.11.  Purchaser Determinations on
                     Concentration Limits. . . . . . . . . . . . . . . . .      54
    SECTION 13.14.  Execution in Counterparts  . . . . . . . . . . . . . .      55
    SECTION 13.15.  Submission to Jurisdiction, Appointment. . . . . . . .
                     of Agent to Accept Service of Process . . . . . . . .      56



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

                                   Schedules



           Schedule A -  Special Concentration Limits

           Schedule B -  Credit and Collection Policy

           Schedule C -  List of Lock-Box Banks

           Schedule D -  List of the Addresses of Transaction Parties

           Schedule E -  List of Assumed Names

           Schedule F -  List of Fiscal Month Closing Dates

                                   Exhibits


Exhibit A   -  Form of Notice for Initial and Incremental Purchases

Exhibit B-1 -  Form of Notice of Election Not to Make Reinvestment Purchases

Exhibit B-2 -  Form of Notice of Payment to Reduce Investment

Exhibit C   -  Form of Membership Agreement

Exhibit D   -  Form of Notice to Lock-Box Bank

Exhibit E   -  Form of Lock-Box Agreement

Exhibit F   -  Form of Receivables Activity Report

Exhibit G   -  Form of Legal Opinion of Counsel for the Transaction Parties

Exhibit H   -  Form of Transfer Agreement

Exhibit I   -  Form of Consent and Acknowledgment






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


     RECEIVABLES SALE AGREEMENT dated as of August 4, 1995 among INTERFACE SECURITIZATION CORPORATION, a Delaware corporation (the "Seller"), INTERFACE, INC., a Georgia corporation ("Interface"), as the initial "Collection Agent," SPECIAL PURPOSE ACCOUNTS RECEIVABLE COOPERATIVE CORPORATION (the "Purchaser") and CANADIAN IMPERIAL BANK OF COMMERCE, as servicing agent (the "Servicing Agent") for the Purchaser.


                           ARTICLE I:  DEFINITIONS

     SECTION 1.1. Definitions. In addition to any other terms defined herein, the following terms used herein shall have the meanings specified (to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" means, with respect to any Person, a Person: (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (ii) that beneficially owns or holds 10% or more of any class of the voting stock (or, in the case of a Person that is not a corporation, 10% or more of the equity interest) of such Person; or (iii) 10% or more of the voting stock (or, in the case of a Person that is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or an equity interest, by contract or otherwise. For purposes of this Agreement, neither the Purchaser nor the Servicing Agent shall be deemed to be an Affiliate of the Seller.

     "Aged Receivables Ratio" means, as of any date of determination, a fraction, expressed as a percentage, (i) the numerator of which is the aggregate unpaid balance of Receivables that were either (a) past due (from the original due date) 61 days to 90 days as of the end of the fiscal month then most recently ended (or ending on such date of determination), or (b) were less than 90 days past due (from the original due date) as of such date but which were Defaulted Receivables as of such date and (ii) the denominator of which is the aggregate amount of net sales of the Originators during the third full fiscal month prior to such fiscal month.

     "Agreement" means this Receivables Sale Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978 (11 U.S.C. Section Section 101 et seq.), as amended.

     "Bentley" means Bentley Mills, Inc., a Delaware corporation.

     "Business Day" means any day on which banks are not authorized or required to close in New York City or Atlanta, Georgia.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collection" means any amount paid by an Obligor or any other party with respect to a Receivable.

     "Collection Agent" means Interface or any replacement thereof under
Section 8.2.1.

     "Collection Agent Fee" means the percentage used to determine the fee payable by the Purchaser to the Collection Agent, as described in Section 5.2.5.

     "Consent and Acknowledgment" means a letter agreement dated as of the date hereof made by an Originator in favor of the Purchaser pursuant to which, among other things, such Originator consents to, and acknowledges, the transactions contemplated hereby, in substantially the form attached hereto as Exhibit I, as such letter agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Credit and Collection Policy" means, in the case of any Originator, the written credit and collection policy utilized by such Originator as of the date hereof, a copy of which is attached hereto in Schedule B, as the same may be amended or otherwise modified in strict compliance with this Agreement.

     "Credit Facilities" means each of the committed loan facilities, lines of credit, letters of credit, surety bonds and other forms of credit enhancement available to the Purchaser to support the Purchaser's commercial paper notes and medium-term notes which are not Liquidity Facilities.

     "Defaulted Receivable" means any Receivable which:

     (1) has been or should have been charged-off in conformity with the applicable Credit and Collection Policy; or

     (2) is owed by an Obligor who is in bankruptcy, reorganization, insolvency or similar proceedings.

     "Dilution Horizon" means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which shall be the aggregate net sales by all of the Originators during the fiscal month then most recently ended (or ending on such date of determination) and the denominator of which shall be the aggregate Eligible Receivables originated by Originators and outstanding as of the last day of such fiscal month.

     "Dilution Ratio" means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of Dilutions in respect of Receivables for the fiscal month then most recently completed (or ending on such date of determination) and the denominator of which is the aggregate amount of net sales by all of the Originators occurring during the fiscal month prior to such fiscal month then most recently completed (or then ending).

     "Dilution Reserve" means, as of any date of determination, a percentage equal to the following:

        DPR = (2.25 x DH x ADP) + ((HDP - ADP) x HDP/ADP)

where:  DPR =  the Dilution Reserve;

        DH  =  the Dilution Horizon;

        ADP = the average Dilution Ratio during the period of twelve consecutive full fiscal months immediately preceding (or ending on) such date of determination; and

        HDP = the highest Dilution Ratio during the twelve consecutive full fiscal months immediately preceding (or ending on) such date of determination.


     "Dilutions" means the aggregate amount of any reductions and cancellations of Receivables which have been reduced or cancelled, respectively, for any reason other than that (1) the Obligors have made payments thereon or (2) the Seller has charged-off such Receivables in accordance with the applicable Credit and Collection Policy. The term "Dilutions" shall include, without limitation, credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, allowances, disputes, chargebacks, returned or repossessed goods, and allowances for early payments.

     "Dollars" or "$" means, unless another currency is expressly identified, the lawful currency of the United States.

            "Eligible Receivable" means any Receivable:

            (1) which is not unpaid for more than 60 days past the date on which it was due;

            (2) which is required to be paid in full within 31 days of the invoice date; provided that a Receivable that meets the criteria set forth in this definition but for this clause (2) may nonetheless constitute an "Eligible Receivable" if (a) such Receivable is required to be paid in full within 61 days of the invoice date and (b) the outstanding balance of such Receivable, together with the aggregate outstanding balance of all other Receivables that constitute "Eligible Receivables" by reason of this proviso, does not at any time exceed an amount equal to 30% of the aggregate outstanding balance of all Receivables that constitute Eligible Receivables at such time (including Receivables that are Eligible Receivables by reason of this proviso);

            (3) which is denominated in, and payable only in, U.S. Dollars;

            (4)  which is not a Defaulted Receivable;

            (5)  the Obligor of which has had no Defaulted
                 Receivable at any time during the immediately preceding twelve-month period;

            (6) the Obligor of which does not then have more than 10% of its total Receivables unpaid for more than 120 days past the dates on which they were due;

            (7) the Obligor of which is not an Affiliate of any of the Transaction Parties or the Purchaser;

            (8) the Obligor of which is not a government or subdivision or agency of a government; provided that a Receivable that meets the criteria set forth in this definition but for this clause (8) may nonetheless constitute an "Eligible Receivable" if (a) the Obligor thereon is a governmental entity acceptable to the Servicing Agent and (b) the outstanding balance of such Receivable, together with the aggregate outstanding balance of all other Receivables that constitute "Eligible Receivables" by reason of this proviso, does not at any time exceed an amount equal to 8% of the Investment (net of any amounts owed by the Seller to the Purchaser under Article XI) at such time;

            (9)  the Obligor of which is a resident of the United
                 States; provided that a Receivable that meets the criteria set forth in this definition but for this clause (9) may nonetheless constitute an "Eligible Receivable" if:

                             (a) the outstanding balance of such Receivable,
                        together with the aggregate outstanding balance of all other Receivables that constitute "Eligible Receivables" by reason of this proviso, does not exceed an amount equal to that portion of the aggregate Reserve at such time representing the components described in clauses (1) and (3) of the definition of "Reserve";

                             (b) in addition to the restrictions set forth in
                        clause (a): in the case of any Receivable owing by an Obligor that is located in a country in respect of which the "sovereign rating" assigned by S&P is "investment grade", the outstanding balance thereof, together with the aggregate outstanding balance of all other Receivables that constitute "Eligible Receivables" by reason of this proviso and that are owed by Obligors in such countries, does not exceed a sublimit equal to that portion of the aggregate Reserve at such time representing the component described in clause (1) of the definition of "Reserve";




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





                             (c) in addition to the restrictions set forth in
                        clause (a): in the case of any Receivable owing by an Obligor that is located in a country in respect of which the "sovereign rating" assigned by S&P is less than "investment grade" (or in respect of which S&P has not assigned a "sovereign rating"), the outstanding balance thereof, together with the aggregate outstanding balance of all other Receivables that constitute "Eligible Receivables" by reason of this proviso and that are owed by Obligors in such countries, does not exceed a sublimit equal to the Standard Concentration Limit then in effect; and

                             (d) the Seller is in compliance with the terms of
                        Section 3.3 at such time;

            (10) which is not (i) subject to any dispute, claim,
                 defense or offset and which has not been compromised, adjusted or modified (including by extension of time for payment or the granting of any discounts, allowances or credits) or (ii) evidenced by any note or other instrument;

            (11) which arises out of a "current transaction", and
                 the purchase of which with the proceeds of notes having a maturity at the time of issuance not exceeding 270 days would constitute a "current transaction", as such term is defined in
                 Section 3(a)(3) of the Securities Act of 1933, as amended;

            (12) which is an "account" within the meaning of the
                 Uniform Commercial Code of the State in which is located the Seller's principal place of business or, if the Seller has more than one place of business, its chief executive office;

            (13) which arose from a bona fide sale of merchandise
                 or insurance or the rendering of services accepted by the Obligor of that Receivable, the performance and delivery of which has been completed by the applicable Originator and by all parties other than the Obligor; without limiting the generality of the foregoing, such sale is not a "bill and hold", consignment, "sale on approval", conditional sale or similar arrangement;

            (14) in which the Purchaser shall, upon the Purchase
                 of an Ownership Interest therein, acquire good and marketable title to the Ownership Interest therein, free and clear of all liens, security interests and encumbrances (other than Permitted Liens);

            (15) that is the legal, valid and binding payment
                 obligation of the Obligor thereon;

            (16) that represents the sales price of merchandise,
                 insurance or services, within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

            (17) which does not contravene any applicable law,
                 rule or regulation in any material respect (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

            (18) which is not subject to any restrictions on the
                 transfer, assignability or sale thereof;

            (19) which has been generated in accordance with the
                 terms and conditions of, and otherwise satisfies, the applicable Credit and Collection Policy;

            (20) other than to the extent any portion thereof is
                 payable on account of sales taxes;

            (21) which was generated in the ordinary course of
                 business of the applicable Originator;

            (22) in respect of which no cash deposit or other
                 advance payment shall have been received by the applicable Originator or any other Person thereon or in respect thereof; and

            (23) which shall have been purchased by the Seller
                 from an Originator for reasonably equivalent value (other than by the extinguishment or reduction of antecedent debt) pursuant to a Transfer Agreement and all rights of the Seller, as transferee thereunder, are fully assignable to the Purchaser without any restriction on such assignment.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, as amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer with the Seller under
Section 414 of the Code.

     "Event of Termination" shall have the meaning assigned to that term in
Section 12.1.

     "fiscal" means, when used in respect of any period, such fiscal period of Interface.

     "Facility Limit" means $65,000,000, as such amount may be reduced pursuant to Section 6.2(d).

     "Guilford" means Guilford of Maine, Inc., a Delaware corporation.

     "Incremental Purchase" means any Purchase (other than the Initial Purchase) which causes the amount of the Investment to increase.

     "Initial Purchase" means the first Purchase under this Agreement.

     "Interface" means Interface, Inc., a Georgia corporation.

     "Interface Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of June 30, 1995 among Interface, certain Affiliates thereof, certain lenders, Trust Company Bank and The First National Bank of Chicago, as "Co-Agents", and Trust Company Bank, as "Collateral Agent", as the same may from time to time be amended, restated, supplemented or otherwise modified. If at any time the Interface Credit Agreement shall be terminated or shall otherwise cease to be in effect, for purposes of Section 12.1(k)(i), an Event of Termination shall exist hereunder, at any time following such termination or cessation, upon the occurrence of any event or circumstance that would, but for such termination or cessation, have constituted an "Event of Default" under the Interface Credit

Agreement (as amended, restated, supplemented or otherwise modified prior to the date of such termination or cessation) by reason of the failure of any Person to comply with any of the following provisions of the Interface Credit
Agreement: Sections 8.09 ["Financial Covenants"], 8.10 ["Notices Under Certain Other Indebtedness"], 9.03 ["Mergers, Acquisitions, Sales, Etc."], 10.09 ["Money Judgment"] and 10.11 ["Change in Control of Interface"], such provisions to survive the termination or cessation of the Interface Credit Agreement and to be deemed incorporated herein by this reference thereto upon any such termination or cessation.

     "Interface Flooring" means Interface Flooring Systems, Inc., a Georgia corporation.

     "Investment" means the sum of:

            (1) the aggregate amount of cash paid by the Purchaser to the Seller for the Initial Purchase and all Incremental Purchases, less the amount of all Collections received and applied pursuant to Sections 6.2(c) or Section 7.2.2(b)(ii)(A) and of all payments made by the Seller and applied under Sections 3.3 and 7.3; and

            (2) any amounts owed by the Seller to the Purchaser under Article XI.

     "Liquidity Facilities" means each of the committed loan facilities, lines of credit and other financial accommodations available to the Purchaser to provide liquidity in support of the Purchaser's commercial paper notes and medium-term notes.

     "Lock-Box" means any lock-box(es) or account(s) to which the Obligors remit Collections or into which Collections are otherwise deposited upon receipt by a Lock Box Bank.

     "Lock-Box Bank" means any institution at which a Lock-Box is kept or by which a Lock-Box is maintained.

     "Loss Reserve Ratio" means, as of any date, a percentage equal to the following:

       LRR = 2.25 x ARR x S

where: LRR = the Loss Reserve Ratio;

                 ARR = the highest average, determined for each of twelve
                       consecutive full fiscal months immediately preceding (or ending on) such date of determination, of the Aged Receivables Ratio for three full consecutive fiscal months during such period;


                 S   = a fraction, expressed as a percentage, the numerator of
                       which is the aggregate amount of net sales of the Originators during the three full fiscal months then most recently ended (or ending on such date of determination), and the denominator of which is the aggregate unpaid balance of all Eligible Receivables originated by the Originators and outstanding as of the last day of the fiscal month then most recently ended (or ending on such date of determination).

     "Maximum Ownership Interest" means 100%.

     "Moody's" means Moody's Investors Service, Inc.

     "Obligor" means any Person which is obligated to make payment on a Receivable.

     "Operating Expense Fee" means the percentage used to determine the fee payable by the Seller to the Purchaser, as described in Section 5.2.4.

     "Originator" means any of Bentley, Guilford and Interface Flooring, and "Originators" means all of such Persons collectively.

     "Originator Entity shall have the meaning assigned to that term in Section 10.4.

     "Ownership Interest" means, at any time, an undivided percentage ownership interest of the Purchaser in the Receivables, the related Collections and the Related Rights, as described in Section 3.1(a).

     "Parallel Sale Agreement" means that certain Receivables Sale Agreement of even date herewith among the Seller, certain financial institutions parties thereto, Trust Company Bank and The First National Bank of Chicago, as co-agents for such financial institutions, Trust Company Bank, as

"Administrative Agent", and The First National Bank of Chicago, as "Documentation and Collateral Agent", as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

     "Permitted Liens" means any lien, claim or encumbrance (i) arising under this Agreement in favor of the Purchaser or under the Parallel Sale Agreement in favor of the PSA Agent, for the benefit of the PSA Purchasers, (ii) in respect of taxes that are not delinquent or (iii) constituting a Permitted Tax Lien.

     "Permitted Tax Lien" means at any time any lien, claim or encumbrance in respect of taxes the payment of which is being contested by the Seller or Interface in good faith and in respect of which adequate reserves shall have been set aside; provided that any such lien, claim or encumbrance shall cease to be a Permitted Tax Lien if a material risk of loss or forfeiture of any Receivable by reason of such lien, claim or encumbrance shall then exist.

     "Person" means an individual, partnership, corporation business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Plan" means each employee benefit plan (as defined in Section 3(3) of ERISA) currently sponsored, maintained or contributed to by any Transaction Party or any ERISA Affiliate or with respect to which any Transaction Party or any ERISA Affiliate has any liability.

     "PSA Agent" means, collectively or individually, The First National Bank of Chicago, in its capacity as "Documentation and Collateral Agent" for the PSA Purchasers under the Parallel Sale Agreement, or Trust Company Bank, in its capacity as "Administrative Agent" for the PSA Purchasers under the Parallel Sale Agreement, and any successor thereto in such capacity.

     "PSA Purchasers" means the financial institutions from time to time parties to the Parallel Sale Agreement.

     "Purchase" means any purchase by the Purchaser of an Ownership Interest from the Seller under this Agreement, and includes the Initial Purchase, any Incremental Purchase and any Reinvestment Purchase.

     "Purchase Discount" has the meaning assigned to such term in Section
5.2.1.

     "Purchase Premium" has the meaning assigned to such term in Section 5.2.2.

     "Purchaser" means Special Purpose Accounts Receivable Cooperative Corporation and its successors and assigns.

     "Receivable" means the obligation of an Obligor to pay for merchandise sold or services rendered by an Originator, and includes the rights in connection therewith to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all security interests, guaranties and property securing or supporting payment of such Receivable, all books and records relating to the Receivables and all proceeds of the foregoing.

     "Receivables Activity Report" means the report in the form of Exhibit F hereto to be provided by the Collection Agent in accordance with Section 7.4 of this Agreement.

     "Receivables Pool" means all Receivables that shall have been purchased by the Seller from Originators.

     "Reinvestment Purchase" means any Purchase made with Collections.

     "Reinvestment Suspension Period" means a period beginning on the date that Reinvestment Purchases shall cease for any reason (whether pursuant to Section 6.2, 6.5 or otherwise) and ending on the initial date thereafter (if any) on which Reinvestment Purchases shall recommence.

     "Related Rights" means all rights and remedies of the Seller under each Transfer Agreement (or any instrument, document or agreement executed in connection therewith) pursuant to which any Receivable shall have been transferred by an Originator to the Seller.

     "Reserve" means, as of any date, an amount equal to the Investment on such date multiplied by the greater of (a) 10% and (b) the sum of the items set forth below (each expressed as a percentage):

            (1) the higher of (i) the Loss Reserve Ratio as of such date and (ii) the product of (x) the quotient, expressed as a percentage, of the Standard Concentration Limit divided by the aggregate outstanding balance of all Eligible Receivables as of such date, multiplied by (y) five (5);

            (2)  1%;

            (3) the product of (a) the sum of (i) the 30-day composite commercial paper rate for "AA"-rated issuers, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication under the heading "Commercial Paper" on the Business Day immediately preceding such date, (ii) 4.08% and (iii) the Purchase Premium at such time and (b) 120/360; and

            (4)  the Dilution Reserve as of such date.

In the event that any Permitted Tax Lien shall have attached to any Receivable in the Receivables Pool, the Reserve shall be increased by an amount equal to the related tax that is then being contested.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

     "Sale Documents" means this Agreement, the Parallel Sale Agreement, the Transfer Agreements, the Exhibits hereto and thereto, and all other certificates, agreements and documents executed from time to time by any Transaction Party in favor of or otherwise for the benefit of the Purchaser, the Servicing Agent, the PSA Purchasers, any PSA Agent or any Transaction Party in connection with the transactions contemplated in any of the foregoing.

     "Seller" means Interface Securitization Corporation, a Delaware corporation, and its successors and permitted assigns.

     "Servicing Agent" means Canadian Imperial Bank of Commerce, acting in such capacity, and any replacement thereof under Section 8.1.1.

     "Settlement Date" means any date, as described in Section 7.1 of this Agreement, on which the Collection Agent is required to remit specified payments to the Purchaser.

     "Settlement Period" means the period from (and including) a Settlement Date (or, in the case of the initial Settlement Period under this Agreement, from the date of the Initial Purchase) to (but excluding) the immediately succeeding Settlement Date.

     "Special Concentration Limit" means, with respect to any Obligor listed on Schedule A (together with its Affiliates and subsidiaries), the amount indicated opposite the name of such Obligor; provided that the Purchaser may, at any time in its discretion but subject to Section 13.11, reduce or increase the Special Concentration Limit for any such Obligor, or add the name of any other Obligor to Schedule A, through the delivery by the Purchaser to the Seller of an amended Schedule A.

     "Standard Concentration Limit" means, with respect to all of the Receivables owing from a single Obligor (except for an Obligor listed on Schedule A), together with Receivables owing from its Affiliates or subsidiaries, an amount equal to $1,800,000; provided that the Purchaser may, at any time in its discretion but subject to Section 13.11, reduce or increase the Standard Concentration Limit for any Obligor through the delivery of a notice by the Purchaser to the Seller.

     "Structuring Fee" has the meaning assigned to that term in Section 5.1.

     "Subordinated Note" means a note executed by the Seller to the order of Interface and evidencing advances made from time to time by Interface to the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

     "Transaction Parties" means, collectively, the Seller, Interface and the Originators.

     "Transfer Agreement" means, in the case of any Originator, an agreement, in substantially the form attached hereto as Exhibit H, between the Seller and such Originator pursuant to which the Seller will purchase Receivables from such Originator, as such agreement may be amended, modified, extended or waived from time to time with the consent of the Purchaser and the Servicing Agent.

     "Unused Facility Fee" has the meaning assigned to such term in Section
5.2.3.


                        ARTICLE II:  OFFERING FACILITY

     SECTION 2.1. The Facility. This Agreement creates an offering facility only and does not constitute a commitment on the part of the Seller to sell an Ownership Interest in Receivables or on the Purchaser to make any Purchases. The Seller may from time to time offer to sell an Ownership Interest in Receivables to the Purchaser and the Purchaser may make Purchases, at its sole discretion and on the terms described in this Agreement.


                          ARTICLE III:  WHAT IS SOLD

     SECTION 3.1.  Determination of Ownership Interest.

     (a) When the Purchaser accepts an offer from the Seller to purchase an interest in Receivables and has paid the cash component of the purchase price therefor in accordance with the terms of this Agreement, the Purchaser shall have acquired, in exchange for the purchase price therefor, an undivided percentage ownership interest in the Receivables Pool at such time, including in all Receivables therein, any Collections relating to such Receivables and all Related Rights with respect thereto. The undivided percentage interest of the Purchaser in all Receivables covered by this Agreement and Collections and Related Rights with respect thereto shall be referred to in this Agreement as the "Ownership Interest". The Ownership Interest on any date, except as provided in paragraph (b) below, shall be equal to a fraction (expressed as a percentage) calculated in the following manner:


                                     I + R
                                   ---------
                                       ER

where:  I     =  the Investment on such date;

        R     =  the Reserve on such date;

        ER    =  the outstanding balance of all Eligible Receivables on such date in the Receivables Pool, minus the aggregate amount by which the outstanding balance of Eligible Receivables of each Obligor in the Receivables Pool exceeds the Standard Concentration Limit (or, if applicable, the Special Concentration Limit for such Obligor).


     The Ownership Interest will change from time to time, except as provided in paragraphs (b) or (c) of this Section, whenever the Investment, Reserve, Eligible Receivables, Standard Concentration Limit or Special Concentration Limit with respect to any Obligor changes.

     (b) During any Reinvestment Suspension Period, the Ownership Interest will remain fixed at the percentage in effect as of the close of business on the Business Day immediately preceding the commencement of that period.

     (c) The Ownership Interest in the Receivables will be reduced to zero when the Purchaser receives the following amounts:

     (1)  its Investment;

     (2)  the amounts payable pursuant to Section
          7.2.2(b)(i);

     (3)  all accrued and unpaid Unused Facility Fee; and

     (4) all other amounts payable to the Purchaser under this Agreement.

When the Ownership Interest in the Receivables is reduced to zero, the Purchaser shall not be entitled to receive any additional Collections from the Receivables.

     (d) Subject to the provisions of Section 8.2(d), upon the Purchaser's purchase of the Ownership Interest, (i) the Collection Agent shall be entitled to endorse all drafts, checks and other forms of payment on account of the Receivables and to settle, adjust and forgive any amounts payable on the Receivables and (ii) the Purchaser shall be entitled to exercise all other incidences of ownership in the Receivables.

     SECTION 3.2. Frequency of Determining Ownership Interest. The Collection Agent shall determine or be deemed to determine the Ownership Interest daily and report it to the Servicing Agent at the following times:

     (a)  on the date of the Initial Purchase;

     (b)  on the last Business Day of each week;

     (c)  on each Settlement Date;

     (d)  on the date of an Incremental Purchase;

     (e) on the Business Day immediately preceding any Reinvestment Suspension Period;

     (f)  on the last Business Day of any Reinvestment Suspension Period;

     (g) when the Collection Agent has reason to believe that the Maximum Ownership Interest has been exceeded; and

     (h)  at the reasonable request of the Purchaser.

     SECTION 3.3. Maximum Ownership Interest. If at any time the sum (the "Aggregate Ownership Interest") of the Ownership Interest hereunder and the aggregate "Ownership Interests" under and as defined in the Parallel Sale Agreement shall exceed the Maximum Ownership Interest, the Seller shall immediately make a payment to the Collection Agent in an aggregate amount sufficient to reduce the Aggregate Ownership Interest to the Maximum Ownership Interest, such payment to be applied ratably (determined on the basis of the respective investments outstanding on the date of such payment) to the Investment hereunder and the "Investment" under the Parallel Sale Agreement. The calculation of such payment at any time shall take into account the corresponding reduction in the Reserve hereunder and the reduction in the "Reserve" under the Parallel Sale Agreement that shall occur at the time of the reduction in Investment hereunder and under the Parallel Sale Agreement.


                         ARTICLE IV:  PURCHASE PRICE

     The purchase price payable by the Purchaser for its Ownership Interest in the Receivables and any Collections shall be comprised of a cash component and a deferred payment component.

     SECTION 4.1. Determination of Cash Component of Purchase Price. When the Purchaser accepts an offer from the

Seller to make a Purchase, the Purchaser will pay the following amounts in cash to the Seller:

     (a) for Initial and Incremental Purchases, the amount specified in the notice required to be delivered by the Seller under Section 6.2(a); or

     (b) for a Reinvestment Purchase, the amount obtained by multiplying (i) the dollar amount of the Collections received on the date of such Purchase by
(ii) the Ownership Interest on that date, and subtracting from such amount any amounts then payable to the Servicing Agent under Section 7.2.2(b)(i);

provided that the payment of any amount described in (a) or (b) above would not cause (and such amount shall be reduced so as not to cause) either:

     (1) the Investment to exceed the Facility Limit; or

     (2)  the Ownership Interest to exceed the Maximum
          Ownership Interest.

     SECTION 4.2. Satisfaction of Deferred Payment Component of Purchase Price. Upon and after the reduction of the Ownership Interest to zero as described in Section 3.1(c), all Collections or other cash received by the Purchaser on account of Receivables and the interest of the Purchaser therein and all Receivables held by or on behalf of the Purchaser will be transmitted in the form received by the Purchaser to the Seller. After the reduction of the Ownership Interest to zero as described in Section 3.1(c), the Purchaser will reassign to the Seller the Ownership Interest in the Receivables, without recourse, representation or warranty (except as to the Purchaser's own title thereto), by an assignment acceptable to the Seller and the Purchaser. Upon such reassignment to the Seller, the deferred payment component of the purchase price under this Article IV shall be deemed to be satisfied.

                        ARTICLE V:  FEES AND EXPENSES

     SECTION 5.1. Structuring Fee. On August 7, 1995, the Seller will pay a structuring fee (the "Structuring Fee") to the Purchaser equal to the amount set forth in that certain Fee Agreement of even date herewith among Interface, the Seller, the Purchaser and the Servicing Agent.

     SECTION 5.2. Settlement Date Payments. On each Settlement Date, the Seller will pay to the Purchaser the following, in accordance with, and in the manner provided in, Section 7.2.2:

     SECTION 5.2.1. Purchase Discount. A "Purchase Discount" equal to the weighted average of the following:

     (i) the weighted average of the discount rates on all commercial paper notes of the Purchaser issued at a discount outstanding during the related Settlement Period (other than commercial paper notes the proceeds of which are used by the Purchaser to (x) purchase receivables, or extend financing secured thereby, at a fixed interest rate or (y) conduct any arbitrage activities of the Purchaser), converted to an annual yield-equivalent rate on the basis of a 360-day year;

     (ii) the weighted average of the annual interest rates payable on all interest-bearing commercial paper notes of the Purchaser outstanding during the related Settlement Period (other than the commercial paper notes the proceeds of which are used by the Purchaser for the purposes described in clauses (x) and (y) of paragraph (i) above), on the basis of a 360-day year; and

     (iii) the weighted average of the annual interest rates applicable to any Liquidity Facilities under which the Purchaser has borrowed loans during the related Settlement Period (which loans shall be borrowed only after a determination by the Purchaser that financing its activities during such period by issuing commercial paper notes would not be practicable or cost-efficient);

provided that, (x) to the extent that the Investment is funded by a specific issuance of commercial paper notes or a specific borrowing under a Liquidity Facility, the Purchase Discount shall equal the rate or weighted average of the rates applicable to such issuance or the weighted average of the interest rates and related finance costs in respect of such borrowing; and (y) if on any Settlement Date during any period in which the Purchaser's Investment is being reduced, the sum of (A) the aggregate amount of Receivables that cease to be Eligible Receivables during such period and (B) all amounts pursuant to clauses
(2) and (3) of Section 3.1(c) which accrued and were unpaid during such period, is equal to or greater than 75% of the aggregate Reserve as of the last Business Day on which the Purchaser's Investment was not being reduced, then the Purchase Discount shall equal 1.5% per annum in excess of the rate of interest per annum published on such day (or, if not then published, on the most recently preceding day) in The Wall Street Journal as the "Prime Rate. Changes in the rate payable hereunder shall be effective on each day on which a change in the "Prime Rate" is published.

     SECTION 5.2.2. Purchase Premium. A "Purchase Premium" equal, as of any date, to a rate per annum determined in accordance with the following table and based upon the credit ratings then most recently publicly announced by S&P and Moody's (or imputed in the manner described below) in respect of the senior, unsecured, non-credit-enhanced debt of Interface (the "Senior Interface Debt"):


                   Credit Rating               Purchase Premium
                   -------------               ----------------

              BBB- or better from S&P and                0.35

              Baa3 or better from Moody's

              BB+ or better from S&P and

              Ba1 or better from Moody's, and            0.40

              no other level applies

              BB or better from S&P and

              Ba2 or better from Moody's, and            0.45

              no other level applies

              All other cases                            0.55


If either S&P or Moody's shall not then have publicly announced a credit rating in respect of the Senior Interface Debt, the Servicing Agent shall, in its reasonable determination, impute a rating by such rating agency for the Senior Interface Debt in accordance with the following:

           (i) if such rating agency shall have publicly announced an imputed rating for the Senior Interface Debt, such imputed rating shall be used for such rating agency;

           (ii) if such rating agency shall not have publicly announced an imputed rating for the Senior Interface Debt, but shall have publicly announced a rating for Interface's subordinated, unsecured, non-credit-enhanced debt ("Subordinated Interface Debt"), the imputed rating by such rating agency in respect of the Senior Interface Debt shall be deemed to be the rating by such rating agency that is two levels above the publicly announced rating by such rating agency then in effect with respect to the Subordinated Interface Debt;

           (iii) if such rating agency shall not have publicly announced an imputed rating for the Senior Interface Debt or a rating for the Subordinated Interface Debt, but the other rating agency shall have publicly announced any such rating (or a rating on the Senior Interface
      Debt), the imputed rating by such rating agency in respect of the Senior Interface Debt shall be based upon the imputed rating of the other rating agency therefor, as determined in the manner described in clause (i) or
      (ii) above, as applicable; and

           (iv) if the Servicing Agent shall for any reason not be capable of determining an imputed rating based on the factors described in clause
      (i), (ii) or (iii) above, then the Servicing Agent shall impute a rating based upon such other ratings as may then be in effect and such other factors as the Servicing Agent shall reasonably determine to be relevant at such time.

      SECTION 5.2.3. Unused Facility Fee. An Unused Facility Fee for the period from the immediately preceding Settlement Date (or, in the case of the initial payment of such fee, from the date hereof) to such Settlement Date equal to (i) a rate per annum equal to the Purchase Premium in effect on such date minus 0.05%, multiplied by (ii) an amount, if positive, equal to $40,000,000 minus the average daily amount of the outstanding Investment during such period. The Unused Facility Fee shall be calculated on the basis of a year of 360 days for actual days elapsed, and shall be payable by the Seller from sources other than Collections allocable to the Purchaser.

     SECTION 5.2.4. Operating Expense Fee. An Operating Expense Fee to cover routine operating expenses of the Purchaser incurred during the immediately preceding Settlement Period, including fees payable to commercial paper dealers, issuing and paying agents, rating agencies, printers and auditors.
The Operating Expense Fee shall not exceed (i) with respect to commercial paper dealer commissions, a rate per annum equal to 0.05% and (ii) with respect to issuing and paying agent fees, rating agency fees, printing and all other routine operating expenses, a rate per annum equal to 0.03%.

     SECTION 5.2.5. Collection Agent Fee. A Collection Agent Fee equal to 1.0% per annum, which fee shall be remitted by the Purchaser to the Collection Agent in arrears on each Settlement Date. If Interface or the Seller is acting as the

Collection Agent, then the Collection Agent shall retain an amount equal to the Collection Agent Fee (in full satisfaction of the payment of such fee to the Collection Agent) out of amounts required to be remitted by the Collection Agent in accordance with Section 7.2.2(b)(i).

     SECTION 5.3. Legal Fees and Other Expenses. In addition to all other amounts payable by the Seller under this Agreement, the Seller agrees to pay, by no later than 30 days after presentation of a bill, (i) the actual and reasonable fees and expenses of counsel for the Purchaser in connection with the negotiation, preparation, execution, amendment and enforcement of the Sale Documents and advice with respect to the Purchaser's rights and remedies thereunder, (ii) the actual and reasonable costs and expenses incurred by the Purchaser and the Servicing Agent in connection with a review after the date hereof by two rating agencies to be selected by the Servicing Agent in respect of the transactions contemplated in the Sale Documents, and (iii) all other actual and reasonable out-of-pocket costs and expenses incurred by the Purchaser or the Servicing Agent in connection with the administration (including periodic auditing) of the Transaction Parties in connection with the transactions contemplated in the Sale Documents.

     SECTION 5.4. Interest on Unpaid Amounts. To the extent that the Seller or Collection Agent fails to pay when due (without regard to any grace period therefor permitted under Section 12.1) to the Purchaser or the Servicing Agent any fee, expense or other amount payable hereunder or under any Sale Document, interest shall be due and payable on such unpaid amount, for each day until paid in full, at the rate of one and one-half percent (1.5%) in excess of the rate of interest per annum published on such day (or, if not then published, on the most recently preceding day) in The Wall Street Journal as the "Prime Rate" (or the average of such rates if more than one such rate is published on such day). Changes in the rate payable hereunder shall be effective on each date on which a change in the "Prime Rate" is published.

                       ARTICLE VI:  PURCHASE PROCEDURES

     SECTION 6.1. Types of Purchases. The three types of Purchases which can be made under this Agreement are an Initial Purchase, an Incremental Purchase and a Reinvestment Purchase. The first Purchase made by the Purchaser under this Agreement is the Initial Purchase. Any Purchase (other than the Initial Purchase) made by the Purchaser which causes the amount of the Investment to increase is an Incremental Purchase. The minimum amount of each Incremental Purchase shall be $1,000,000. Any Purchase made by the Purchaser with Collections is a Reinvestment Purchase.

     SECTION 6.2.  Notice Requirements.

     (a) In the case of the Initial Purchase or an Incremental Purchase, the Seller will give the Purchaser three Business Days' prior written notice of its offer to sell an Ownership Interest in Receivables to the Purchaser. The notice will be in the form of Exhibit A, and will include the amount of the new Investment requested and the Business Day on which the Purchase will be made. The Purchaser will notify the Seller within one Business Day after the receipt of such notice from the Seller whether it intends to accept or reject the offer.

     (b) Either party hereto may elect not to make Reinvestment Purchases by notifying the other party to such effect. Such notice shall be given by no later than 1:00 P.M., New York time, on the third Business Day preceding the date on which the Reinvestment Purchase was contemplated to be made. The notice will be in the form of Exhibit B-1, and will specify (i) the date on which Reinvestment Purchases shall cease and (ii) the amount to which the Investment shall be reduced before Reinvestment Purchases will recommence.

     (c) Upon notice to the Purchaser in the form of Exhibit B-2 (by no later than 1:00 P.M., New York time, on the third Business Day preceding a Settlement
Date), the Seller may, on such Settlement Date, reduce the dollar amount of the Investment in addition to the reduction which would take place by the application of Collections in the amount determined in accordance with the provisions of Section 6.2(b) above by paying to the Purchaser, by 3:00 P.M., New York time, on the Settlement Date, the dollar amount by which the Investment is to be reduced, after giving effect to the application of Collections received and applied to the reduction of the Investment on such Settlement Date.

     (d) On not less than five Business Days' prior written notice, the Seller may irrevocably from time to time reduce the unused portion of the Facility Limit, provided that each such reduction shall be in the amount of $1,000,000 or an integral multiple thereof.

     SECTION 6.3. Conditions Precedent to Initial Purchase. The following conditions must be satisfied before the Purchaser will consider making the Initial Purchase:

     SECTION 6.3.1. Membership in the Purchaser. The Seller will have joined the Purchaser as a member by delivering to the Purchaser an executed Membership Agreement in the form of Exhibit C, together with the sum of $10,000 as an investment in the Purchaser. Such investment will be refunded by the Purchaser to the Seller when the Ownership Interest is reduced to zero as described in
Section 3.1(c) and no further Purchases are to be made.

     SECTION 6.3.2. Structuring Fee. The Purchaser will have received the Structuring Fee.

     SECTION 6.3.3. Absence of Liens. The Servicing Agent will have received evidence acceptable to it (including Uniform Commercial Code search reports) that all Receivables and all proceeds thereof are free and clear of liens, security interests, claims and encumbrances other than Permitted Liens.

     SECTION 6.3.4. Financing Statements. The Servicing Agent will have received acknowledgment copies of UCC-1 financing statements, and all other documents reasonably requested by the Servicing Agent, to perfect, evidence and protect (i) the Purchaser's Ownership Interest in the Receivables, and (ii) the Seller's ownership interest in the Receivables purchased by it from the Originators.

     SECTION 6.3.5. Lock-Box Agreements. The Servicing Agent will have received original Lock-Box Agreements in the form of Exhibit E executed (unless otherwise indicated on Exhibit E) by the appropriate Transaction Parties, the Purchaser and each of the Lock-Box Banks.

     SECTION 6.3.6. Receivables Activity Report and Calculation of Ownership Interest. The Servicing Agent will have received (i) a Receivables Activity Report covering the fiscal month ending most recently prior to the date on which this Agreement is executed and (ii) a report setting forth the calculation of the Ownership Interest upon giving effect to the Initial Purchase.

     SECTION 6.3.7. Resolutions. (i) The Servicing Agent will have received a certificate of the Seller's secretary or assistant secretary attesting to: (a) resolutions of the Seller's Board of Directors authorizing the execution by the Seller of the Sale Documents to be executed by the Seller; (b) the names and signatures of the officers of the Seller authorized to execute the Sale Documents to be executed by the Seller; and (c) the completeness and correctness of the attached articles or certificate of incorporation (certified by the appropriate Secretary of State) and by-laws of the Seller.

     (ii) The Servicing Agent will have received a certificate of the secretary or assistant secretary of each of Interface and each Originator attesting to: (a) resolutions of such Transaction Party's Board of Directors (or a duly authorized committee thereof) authorizing the execution by such Transaction Party of the Sale Documents to be executed by it; (b) the names and signatures of the officers of such Transaction Party authorized to execute the Sale Documents to be executed by it; and (c) the completeness and correctness of the attached articles or certificate of incorporation (certified by the appropriate Secretary of State) and by-laws of such Transaction Party.

     SECTION 6.3.8. Legal Opinion of Seller's Counsel. The Servicing Agent will have received opinions from counsel for the Transaction Parties, substantially in the respective forms attached hereto as Exhibit G, and covering such other matters as (i) that the transfers under each Transfer Agreement constitute "true sales", (ii) that the Seller should not be substantively consolidated with Interface or any other Transaction Party in any bankruptcy or insolvency proceeding involving the Seller, Interface or such Transaction Party, (iii) general corporate matters relating to the execution, delivery and performance by the Transaction Parties of the Sale Documents and
(iv) the perfection of the Ownership Interest, together with such other matters as the Servicing Agent or the Purchaser may reasonably request.

     SECTION 6.3.9. Good Standing Certificates. The Servicing Agent will have received certificates of recent date issued by the Secretary of State of the States of each

Transaction Party's jurisdiction of incorporation as to the legal existence and good standing of such Transaction Party.

     SECTION 6.3.10. Subordinated Note. The Servicing Agent will have received a copy of the Subordinated Note, which note shall provide for the subordination of the indebtedness evidenced thereby to the obligations and liabilities of the Seller hereunder on such terms as shall be satisfactory to the Purchaser and the Servicing Agent.

     SECTION 6.3.11. Other Agreements. The Servicing Agent shall have received an executed Transfer Agreement and Consent and Acknowledgment between the Seller and each Originator, respectively.

     SECTION 6.4. Condition Precedent to all Incremental Purchases. Before the Purchaser will consider making an Incremental Purchase, the Servicing Agent will have received a Receivables Activity Report covering the period from the date on which the last such report was delivered under Section 7.4 to the Business Day preceding the date of the Incremental Purchase.

     SECTION 6.5. Conditions Precedent to All Purchases. The following conditions must be satisfied before the Purchaser will consider making any
Purchase:

     SECTION 6.5.1. Representations and Covenants. On and as of the date of such Purchase (i) the representations of the Seller, Interface and the Collection Agent in Article IX shall be true and correct in all material respects with the same effect as if made on such date, (ii) the Seller, Interface and the Collection Agent shall be in compliance with the covenants set forth in this Agreement, (iii) the representations of each Originator set forth in the applicable Transfer Agreement and the Consent and Acknowledgment shall be true and correct in all material respects with the same effect as if made on such date and (iv) each Originator shall be in compliance with the covenants set forth in each of the Sale Documents executed by it. No Event of Termination shall have occurred and then be continuing.

     SECTION 6.5.2. Other Documents. Each Transfer Agreement and the related Consent and Acknowledgment shall be in full force and effect, and the Servicing Agent and the Purchaser will have received such additional opinions, certificates and agreements as the Purchaser or the Servicing Agent shall have reasonably requested.

                      ARTICLE VII:  SETTLEMENT PROCEDURES

     SECTION 7.1. Settlement Dates. Each of the following shall constitute a Settlement Date:

     (a) each date (or, if any such date is not a Business Day, the first Business Day following such date) set forth on Schedule F hereto;

     (b) during any Reinvestment Suspension Period, the first Business Day of each week;

     (c) following the occurrence of an Event of Termination, each day designated as a Settlement Date by the Purchaser;

     (d) each Business Day on which the Purchaser's Investment is reduced in accordance with Section 6.2(c);

     (e) any date on which a reduction in the Investment is required to prevent the Ownership Interest from exceeding the Maximum Ownership Interest; and

     (f) each date on which any payment due to the Purchaser from the Seller under Article XI has not been made.

     SECTION 7.2. Application of Collections. The Collection Agent will apply the Collections as provided in Sections 7.2.1 and 7.2.2, as applicable.

     SECTION 7.2.1. Application of Collections on Days That Are Not Settlement Dates.

     (a) The Collection Agent will, on any Business Day (other than a Settlement Date), from Collections received on such day:


     (i) first, remit to the Seller or its designee (for the account of the Seller and any interests that may then exist under the Parallel Sale Agreement) an amount equal to the product of (1) 100% minus the Ownership Interest and (2) total Collections; and

     (ii) second, pay to the Seller for a Reinvestment
          Purchase an amount equal to the product of (1) the Ownership Interest and (2) total Collections less the amounts described in Section 7.2.2(b)(i).

     (b) Notwithstanding paragraph (ii) of subsection (a) above, if Reinvestment Purchases have ceased in accordance with Section 6.2(b), the Collection Agent will set aside and hold in trust for the benefit of the Purchaser prior to application as provided in Section 7.2.2 the amount which would otherwise have been paid to the Seller pursuant to paragraph (ii) of subsection (a) above.

     SECTION 7.2.2. Application of Collections on Settlement Dates. The Collection Agent will, by 3:00 P.M. (New York time) on each Settlement Date:

            (a) first, remit to the Seller or its designee (for the account of the Seller and any interests that may then exist under the Parallel Sale Agreement) an amount equal to the product of (i) 100% minus the Ownership Interest and (ii) total Collections; and

            (b) second, from the Purchaser's Ownership Interest in the Collections, pay:

                  (i)  first, to the Servicing Agent for the
                       account of the Purchaser an amount equal to:

                                               DSP
                       (PD + PP + OEF + CAF) X --- X AI
                                               360

                       where PD  = Purchase Discount

                             PP  = Purchase Premium

                             OEF = Operating Expense Fee

                             CAF = Collection Agent Fee

                             DSP = the number of days in the Settlement Period
                                   preceding such Settlement Date

                             AI  = the average daily Purchaser's Investment for
                                   the Settlement

                                   Period preceding such Settlement Date

                  (ii) second,


                  (A)  if a Reinvestment Suspension Period
                       shall then be in effect, then all remaining Collections will be paid to the Purchaser as a return of its Investment; or

                  (B)  if a Reinvestment Suspension Period
                       shall not then be in effect, then all remaining Collections shall be paid to the Seller for a Reinvestment Purchase.

     SECTION 7.3. Adjustments due to Dilution, Etc. If on any day, with respect to any Receivable in which the Purchaser has an Ownership Interest, (i) the representation and warranty contained in Section 9.1(f) is no longer true,
(ii) the outstanding balance thereof is reduced, adjusted or cancelled as a result of defective, rejected or returned merchandise or services or in connection with a claim, dispute or offset asserted against such Receivable by an Obligor, (iii) the Seller, the Collection Agent or any Originator shall otherwise amend, modify or waive any term or condition of such Receivable or
(iv) the Seller, the Collection Agent or any Originator shall otherwise suffer any Dilution to occur, then in each such case (x) the Seller shall be deemed to have received on such day a Collection of the outstanding balance (before giving effect to the related dilution event) of such Receivable and (y) the Ownership Interest shall thereupon be automatically adjusted by decreasing "ER" in the denominator of the fraction described in Section 3.1(a) by the amount of such deemed Collection.

     SECTION 7.4. Receivables Activity Report. The Collection Agent will provide the Purchaser with a Receivables Activity Report covering the most recently completed Settlement Period no later than 15 days following the related Settlement Date.

     SECTION 7.5. Payments Generally. Notwithstanding anything herein to the contrary, no reduction in Investment shall be considered effected, and no amount of Purchase Discount, Purchase Premium, Operating Expense Fee, Collection Agent Fee or other amount due hereunder shall be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

             ARTICLE VIII:  SERVICING AGENT AND COLLECTION AGENT

     SECTION 8.1. Appointment of Servicing Agent. The Purchaser has appointed Canadian Imperial Bank of Commerce as its Servicing Agent. The Servicing Agent is responsible for administering and enforcing this Agreement and fulfilling all other duties expressly assigned to it in this Agreement. The Purchaser has granted the Servicing Agent the authority to take all actions necessary to assure the Seller's compliance with the terms of this Agreement and to take all actions required or permitted to be performed by the Purchaser under this Agreement.

     SECTION 8.1.1. Replacement of Servicing Agent. The Purchaser may, at any time in its discretion, remove a Servicing Agent and appoint a new Servicing Agent, which shall have the duties described in Section 8.1.

     SECTION 8.2.  Appointment of Collection Agent.

     (a) The Purchaser appoints Interface as its Collection Agent and the Collection Agent accepts such appointment. The Collection Agent shall be responsible for collecting the Receivables, tracking, holding and remitting the Collections and fulfilling all other duties expressly assigned to it in this Agreement. The Collection Agent shall hold all documents, instruments and records relating to the Receivables for the benefit of the Purchaser and the Servicing Agent, to the extent of their respective interests therein.
Interface may delegate its duties under this Agreement as Collection Agent in respect of any Receivables to the Originator of such Receivables and, to the extent such delegation occurs, references to the Collection Agent shall be deemed to include references to such Originator. The delegation by Interface of its duties as Collection Agent shall not relieve Interface of any of its obligations as Collection Agent hereunder.

     (b) The Collection Agent shall, on each day on which Collections are received by it, set aside and hold in trust for the Purchaser, segregated from other funds of the Collection Agent, the Purchaser's share of such Collections.

     (c) The Purchaser grants the Collection Agent the authority necessary to carry out its duties under this Agreement for so long as it is acting as Collection Agent.

     (d) The Purchaser grants, to the extent it has authority to make such grant, to the Collection Agent, for so long as it is acting in that capacity, an irrevocable power of attorney to endorse all drafts, checks and other forms of payment made out in any Transaction Party's name and to settle, adjust and forgive any Receivable, subject to the provisions of Section 10.3(b) hereof. Upon any replacement of the Collection Agent, such power of attorney in favor of the replaced Collection Agent will terminate and have no further force or effect.

     (e) The Collection Agent shall exercise reasonable care in the performance of its duties under this Agreement and shall use the same degree of care and skill which it applies to its own property. If and to the extent that any Originator is performing functions of the Collection Agent, Interface agrees to cause such Originator to exercise substantially the same degree of care and skill which Interface is required to apply hereunder.

     SECTION 8.2.1.  Replacement of Collection Agent;
Notification of Obligors.

     (a) The Purchaser may, in its sole discretion at any time following the occurrence of an Event of Termination, remove Interface as its Collection Agent (whereupon all authority delegated by Interface to any Originator in respect of the responsibilities of the Collection Agent shall immediately terminate), appoint a new Collection Agent, take control of the Lock-Boxes (by delivering to the Lock-Box Banks notice in substantially the form of Exhibit D), notify Obligors of its Ownership Interest in the Receivables and exercise all other incidences of ownership in the Receivables.

     (b) If Interface is removed as Collection Agent, Interface and the Seller shall (i) transfer to the Purchaser or any successor servicer designated by the Purchaser all records, correspondence and documents relating to the collection, administration or monitoring of the Receivables that may from time to time be requested by the Purchaser or such successor and (ii) permit such Persons to have access to, and to copy, all software used by Interface or the Seller in the collection, administration or monitoring of the Receivables. Interface and the Seller each hereby grant to the Purchaser, for use by any Collection Agent that may be designated by the Purchaser following the removal of Interface as Collection Agent, a non-exclusive license to use all computer software now or hereafter being utilized by it in connection with the collection, administration or monitoring of the Receivables; provided that use by any such successor Collection Agent of such computer software shall be limited to that reasonably necessary to collect, administer or monitor the Receivables. Such license shall expire upon the later to occur of the reduction to zero of the Ownership Interest and the termination of this Agreement. In the case of software that is licensed by, or otherwise made available to, Interface or the Seller from or by any third party, Interface or the Seller, as applicable, shall have obtained such consents and otherwise taken all actions necessary in order to enable any Collection Agent hereunder to succeed to all rights of Interface and the Seller to the quiet use and enjoyment of such software for the purpose of discharging its obligations under or in connection with the Sale Documents.

                 ARTICLE IX:  REPRESENTATIONS AND WARRANTIES

     SECTION 9.1. Representations and Warranties of the Seller and the Collection Agent. The Seller makes, and where applicable the Collection Agent (with respect to itself) makes, the following representations and warranties to the Purchaser on the date hereof and on the date of each Purchase hereunder:

     (a) Each of the Seller and the Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

     (b) The execution, delivery and performance by the Seller and the Collection Agent of the Sale Documents, and the Seller's use of the proceeds of the Purchases, are within the Seller's and the Collection Agent's respective corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Seller's or the Collection Agent's respective charters or by-laws or (ii) law or any contractual restriction binding on or affecting the Seller or the Collection Agent, and do not result in or require the creation of any lien (other than pursuant hereto) upon or with respect to any of its properties; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for (i) the due execution, delivery and performance by the Seller or the Collection Agent of the Sale

Documents, (ii) the perfection, or the exercise by the Purchaser, of the Purchaser's rights and remedies under the Sale Documents, or (iii) the perfection, or the exercise by the Seller, of the Seller's rights and remedies under any Transfer Agreement or the related Consent and Acknowledgment, except in each case for the filing of the financing statements referred to in Section 6.3.4.

     (d) The Sale Documents, when executed and delivered by each Transaction Party that is named as party thereto, will be the legal, valid and binding obligations of each such Transaction Party, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws or by general principles of equity.

     (e) There is no pending or threatened action or proceeding affecting the Seller or the Collection Agent or any of their respective subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect (i) the financial condition or operations of the Seller or (ii) the ability of the Seller or the Collection Agent to perform its obligations under the Sale Documents, or which could affect the legality, validity or enforceability of any Sale Document or of the Ownership Interest.

     (f) The Seller is the legal and beneficial owner of the Receivables free and clear of any lien, security interest, claim or encumbrance, except Permitted Liens; upon each Purchase, the Purchaser will acquire a valid and perfected first priority ownership interest (or, if applicable as contemplated in Section 13.7 or Section 13.8, a valid and perfected first priority security interest) in the Receivables then existing or thereafter arising and in the Related Rights and the Collections with respect thereto, free and clear of any lien, security interest, claim or encumbrance, except Permitted Liens.

     (g) The information provided by the Seller to the Collection Agent for use in each Receivables Activity Report prepared under Section 7.4 and all information and Sale Documents furnished or to be furnished at any time by the Seller or the Collection Agent to the Servicing Agent in connection with this Agreement is or will be accurate in all material respects as of its date, and no such document will contain any untrue statement of a material fact or will omit to state a material fact.

     (h) Each Receivables Activity Report prepared by the Collection Agent under Section 7.4 will be accurate in all material respects as of its date, and no such document will contain any untrue statement of a material fact or will omit to state a material fact.

     (i) The chief place of business and chief executive office of each Transaction Party and the office where each Transaction Party keeps its records concerning the Receivables are located at the respective addresses specified on Schedule D hereto.

     (j) A complete and accurate list of the names and addresses of the Lock-Box Banks, together with the account numbers of the Lock-Boxes, is set forth in Schedule C hereto (with such additions after the date hereof of other Lock-Box Banks and/or with such other Lock-Boxes as have been notified to the Servicing Agent and in respect of which, in each case, a Lock-Box Agreement in the form of Exhibit E shall have been duly executed (unless otherwise indicated on Exhibit E) by each of the appropriate Transaction Party, the Purchaser and such Lock-Box Bank).

     (k) The balance sheets of the Collection Agent and its subsidiaries as at December 31, 1994, and the related statements of income and retained earnings of the Collection Agent and its subsidiaries for the fiscal year then ended, copies of which have been furnished to the Servicing Agent, fairly present the financial condition of the Collection Agent and its subsidiaries as at such date and the results of the operations of the Collection Agent and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 1994, there has been no material adverse change in such conditions or operations. The Seller further represents that since December 31, 1994, there has been no material adverse change in the collectibility of the Receivables taken as a whole.

     (l) The Seller is treating the conveyance of the Ownership Interest in the Receivables, the Related Rights and the Collections under this Agreement as a sale for purposes of generally accepted accounting principles.

     (m) The Seller does not sponsor, maintain or contribute to any Plan. Each Plan is in compliance with all of the applicable material provisions of ERISA and each Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or

Section 412 of the Code) whether or not waived. Neither the Collection Agent nor any ERISA Affiliate (i) has incurred or expects to incur any liability under Title IV of ERISA, with respect to any Plan, which could give rise to a lien in favor of the PBGC, other than liability for the payment of premiums, all of which have been timely paid when due in accordance with Section 4007 of ERISA, (ii) has incurred or expects to incur any withdrawal liability, within the meaning of Section 4201 of ERISA, (iii) is subject to any lien under
Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA or arising out of any action brought under Sections 4070 or 4301 of ERISA, or (iv) is required to provide security to a Plan under Section 401(a)(29) of the Code. The PBGC has not instituted proceedings to terminate any Plan or to appoint a trustee or administrator of any such Plan and no circumstances exist that constitute grounds under Section 4042 of ERISA to commence any such proceedings.

     (n) Prior to each transfer pursuant to any Transfer Agreement, the applicable Originator thereunder shall be the legal and beneficial owner of the Receivables sold by it to the Seller thereunder, free and clear of any lien, security interest or encumbrance, and such Transfer Agreement is effective to, and shall, transfer to the Seller (and the Seller shall acquire) from such Originator all right, title and interest of such Originator in each such Receivable, and all Related Rights and Collections with respect thereto, free and clear of any lien, security interest or encumbrance.

     (o) With respect to each Receivable sold or purported to be sold by an Originator under any Transfer Agreement, the Seller shall have given to such Originator at the time of such sale reasonably equivalent value in consideration of the transfer of such Receivable, and each such transfer shall not have been made for or on account of an antecedent debt owed by such Originator to the Seller and no such transfer is or may be voidable under any Section of the Bankruptcy Code. Each Originator under a Transfer Agreement is treating the conveyance of receivables thereunder as a sale for purposes of generally accepted accounting principles.

     (p) Except as described in Schedule E, no Transaction Party has any trade name, fictitious name, assumed name or "doing business as" name.

     (q) Neither the Seller nor any other Transaction Party is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute, or (ii) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended from time to time, or any successor statute.

     (r) The Seller and each Originator, both prior to and after giving effect to the Initial Purchase hereunder, and after giving effect to each Purchase, as well as each transfer under any Transfer Agreement, (i) is not "insolvent" (as such term is defined in Section 101(31)(A) of the Bankruptcy Code); (ii) is able to pay its debts as they become due; and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

     (s) All Obligors have been instructed to remit payments for Receivables to a Lock-Box in respect of which a Lock-Box Agreement in the form of Exhibit E has been duly executed and delivered (unless otherwise indicated on Exhibit E).

     (t) A true, accurate and complete copy of the Credit and Collection Policy of each Originator as of the date of this Agreement is attached hereto in Schedule B, and in each case such Credit and Collection Policy has not been amended, restated, supplemented or otherwise modified since such respective date without the prior written consent of the Purchaser and the Servicing Agent.

     (u) All of the outstanding capital stock of the Seller and each Originator is directly or indirectly owned of record by Interface, all of which capital stock is fully paid and nonassessable.

     (v) At all times from and after the Initial Purchase hereunder, the Seller has a net worth, as determined in accordance with generally accepted accounting principles, in an amount not less than three percent (3%) of the outstanding balance of the Receivables Pool.

     SECTION 9.2. Representations and Warranties of Interface. In support of the obligations of Interface under Section 10.4, and the other covenants of Interface set forth in Section 10.5, Interface makes, with respect to itself, the following representations and warranties to the Purchaser on the date hereof and on the date of each Purchase hereunder:

     (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its materially adversely affect its ability to perform its obligations hereunder.

     (b) The execution, delivery and performance by Interface of this Agreement are within the Interface's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) Interface's charter or by-laws or (ii) law or any contractual restriction binding on or affecting Interface.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Interface of this Agreement.

     (d) This Agreement, when executed and delivered by Interface, will be the legal, valid and binding obligation of Interface, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws or by general principles of equity.

     (e) There is no pending or threatened action or proceeding affecting Interface or any of its subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect its ability to perform its obligations under this Agreement, or which could affect the legality, validity or enforceability of this Agreement as against Interface.

     (f) Interface is not (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute, or (ii) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended from time to time, or any successor statute.

                            ARTICLE X:  COVENANTS

     SECTION 10.1. Affirmative Covenants of the Seller and the Collection Agent. Until the Ownership Interest is reduced to zero as described in Section 3.1(c) and no further Purchases are to be made, the Seller will, and the Collection Agent (with respect to itself) will, unless the Purchaser has otherwise consented in writing:

     (a) Comply with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Receivables, the Related Rights and Collections the failure to comply with which may materially adversely affect its financial condition or operations, or its ability to perform its obligations under the Sale Documents, or which may affect the legality, validity or enforceability of any Sale Document or of the Ownership Interest.

     (b) Maintain its corporate existence in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

     (c) At any reasonable time, upon prior notice to such Person, permit the Purchaser, the Servicing Agent and any lender or other financial institution party to any Credit Facility or their respective agents or representatives to visit and inspect any of its properties, to examine its books of account and other records and files relating to Receivables (including, without limitation, computer tapes and disks) and to discuss its affairs, business, finances and accounts with its officers and employees.

     (d) Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all records and other information, reasonably necessary, or in any material respect advisable, for the collection of Receivables (including, without limitation, records reasonably adequate to permit the daily identification of Receivables and all Collections and adjustments to Receivables).

     (e) At its expense timely and fully perform and comply with all material provisions and covenants required to be observed by the Seller under the contracts related to the Receivables.

     (f) Keep its place of business or chief executive office (if it has more than one place of business) and the office where it keeps the originals of its records concerning the Receivables at the address therefor listed in Schedule D or, upon 30 days' prior written notice to the Purchaser, at any other location in a jurisdiction where all UCC financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Purchaser or the Servicing Agent may reasonably request, to perfect, protect or evidence the Purchaser's Ownership Interest have been filed.

     (g) Comply in all material respects with the applicable Credit and Collection Policy in regard to each Receivable and any contract related to such Receivable.

     (h) Instruct all Obligors to cause all Collections to be deposited directly into a Lock-Box.

     (i) File and maintain in effect all filings, and take all such other actions, as may be necessary to protect the validity and perfection of (i) the Ownership Interest and (ii) the ownership interest of each Originator under a Transfer Agreement in the receivables purportedly transferred thereunder.

     (j) Cause each Plan to comply in all material respects with all applicable provisions of ERISA.

     (k) Treat the conveyance of the Ownership Interest in the Receivables, the Related Rights and the Collections under this Agreement as a sale for purposes of generally accepted accounting principles.

     (l) In the case of the Seller, at all times from and after the Initial Purchase hereunder, have a net worth, as determined in accordance with generally accepted accounting principles, in an amount not less than three percent (3%) of the outstanding balance of the Receivables Pool at such time.

     (m) In the case of the Seller, give to each transferor under each Transfer Agreement to which it is a party reasonably equivalent value in consideration of the transfer of each Receivable thereunder.

     (n) In the case of the Seller, require each transferor under a Transfer Agreement to hold in trust and promptly turn over to the Collection Agent any Collections received by such transferor on the Seller's behalf.

     (o) In the case of the Seller, assign to the Purchaser, consistent with the Consent and Acknowledgment, all rights of the Seller under each Transfer Agreement and agree that (i) the Purchaser shall be a third party beneficiary of the Seller's rights under such Transfer Agreement, (ii) the Seller will enforce its rights as transferee under such Transfer Agreement on behalf of the Purchaser and (iii) the Purchaser shall be entitled to enforce such rights against the applicable transferor as if the Purchaser had been party to such Transfer Agreement.

     SECTION 10.2. Reporting Requirements of the Seller and the Collection Agent. Until the Ownership Interest is reduced to zero as described in Section 3.1(c) and no further Purchases are to be made, the Seller and the Collection Agent will, unless the Purchaser shall otherwise consent in writing, furnish to the Purchaser (or, in the case of (e) below, assist the Collection Agent in furnishing to the Purchaser):

     (a) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Interface, balance sheets of Interface and its subsidiaries as of the end of such quarter and statements of income and retained earnings of Interface and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Interface and prepared on a consolidated and a "line of business" basis;

     (b) as soon as available and in any event within 120 days after the end of each fiscal year of Interface, a copy of the annual report for such year for Interface and its subsidiaries, containing audited financial statements for such year certified in a manner acceptable to the Purchaser by BDO Seidman or other independent public accountants acceptable to the Purchaser and prepared on a consolidated and a "line of business" basis;

     (c) promptly after the sending or filing thereof, copies of all reports which Interface sends to the holders, as such, of any of its securities (as a class), and copies of all regular or periodic reports (including all reports filed on Form 10-K, 10-Q and 8-K and all other reports required to be filed under Section 13 or Section 15(d) of the Securities Exchange Act of 1934) and all registration statements (without exhibits) which Interface or any subsidiary files with the Securities and Exchange Commission or any national securities exchange;

     (d) (i) promptly and in any event within 30 Business Days after Interface or any ERISA Affiliate knows or has reason to know that a "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Plan, a statement of the chief financial officer of Interface setting forth details as to such reportable event and the action that Interface or an ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice of such reportable event, if any, given to the PBGC, the Internal Revenue Service or the Department of Labor; (ii) promptly and in any event within 10 Business Days after receipt thereof, a copy of any notice Interface or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any such Plan; (iii) promptly and in any event within 10 Business Days after a filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of the chief financial officer of Interface setting forth details as to such failure and the action that Interface or an ERISA Affiliate proposes to take with respect thereto, together with a copy of such notice given to the PBGC; and (iv) promptly and in any event within 30 Business Days after receipt thereof by Interface or any ERISA Affiliate from the sponsor of a multiemployer plan (as defined in Section 3(37) of ERISA), a copy of each notice received by Interface or any ERISA Affiliate concerning the imposition of withdrawal liability or a determination that a multiemployer plan is, or is expected to be, terminated or reorganized;

     (e)  the Receivables Activity Report as required under Section 7.4;

     (f) forthwith upon the occurrence of any of the following, notice of (i) the occurrence of any Event of Termination, (ii) any change in the credit rating assigned by S&P or Moody's to any indebtedness of any Transaction Party, and (iii) any change in any Credit and Collection Policy; and

     (g) such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, the Collection Agent, the Originators or any of their respective subsidiaries as the Purchaser or the Servicing Agent may from time to time reasonably request.

     SECTION 10.3. Negative Covenants of the Seller and the Collection Agent. Until the Ownership Interest is reduced to zero as described in Section 3.1(c) and no further Purchases are to be made, neither the Seller nor the Collection Agent will, unless the Purchaser has otherwise consented in writing:

     (a) Except as provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any security interest, lien or encumbrance (other than any Permitted Lien) upon or with respect to, (i) in the case of the Seller, any of its assets, properties or interests in property, including, without limitation, any of the Receivables, the Related Rights, the Collections, or any Lock-Box, or assign any right to receive income in respect thereof; provided that this Section 10.3(a) shall not restrict the ability of the Seller to sell "Ownership Interests" in the Receivables, the Related Rights and the Collections under (and as defined in) the Parallel Sale Agreement, and (ii) in the case of the Collection Agent, any of the Receivables, the Related Rights, the Collections or any Lock-Box, or assign any right to receive income in respect thereof.

     (b) Amend or otherwise modify the terms of any Receivable that is (or shall have been at any time) an Eligible Receivable, or amend, modify or waive any term or condition of any contract related thereto, except in a manner consistent with the applicable Credit and Collection Policy and other ordinary course practices in effect on the date hereof.

     (c) Make any change in the character of the business of the Seller, any material change in the character of the business of the Collection Agent, or any change in any Credit and Collection Policy which change in any of the foregoing cases would be reasonably likely to materially impair the collectibility of any Receivable.

     (d) Add or terminate any bank as a Lock-Box Bank from those listed on Schedule C hereto, or make any change in its instructions to Obligors regarding payments to be made on any Receivable or payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of such addition, termination or change and, with respect to the addition of any Lock-Box Bank, a Lock-Box Bank Agreement in substantially the form of Exhibit E executed by the Seller, the applicable Originator, the Purchaser and such Lock-Box Bank shall have been delivered to the Servicing Agent.

     (e) Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box cash or cash proceeds other than Collections or other proceeds of Receivables; provided, it is understood that from time to time an obligor may mistakenly cause a remittance that is not a Collection to be directed to a Lock-Box, and in such case the Seller shall, promptly following its becoming aware of such mistake, so advise the Collection Agent.

     (f) (i) In the case of the Seller or the Collection Agent, permit any accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) to exist with respect to any Plan, whether or not waived, (ii) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Code with respect to any Plan on or before the due date for such installment or other payment, (iii) terminate, or permit any ERISA Affiliate to terminate, any Plan which would result in any liability of the Collection Agent or any ERISA Affiliate under Title IV of ERISA, (iv) take any action or fail to take any action, or permit any ERISA Affiliate to take any action or fail to take any action, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) that will result in withdrawal liability of the Seller or any ERISA Affiliate, or (v) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in liabilities such that the Seller or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

     (g) In the case of the Seller, (i) enter into or be a party to any agreement or instrument other than this Agreement, the other Sale Documents and the Subordinated Note, and such other agreements ("Operating Agreements") in the ordinary course of its limited business affairs as shall be necessary to effect the purposes of Section 10.4), (ii) amend, modify or waive any provision in any Sale Document, the Subordinated Note or (if any Affiliate of the Seller shall be party thereto) any Operating Agreement, or give any approval or consent of permission provided for in any thereof; provided that, in the case of the Parallel Sale Agreement, the Seller may agree to amend or modify such agreement without the prior written consent of the Purchaser to the extent that such amendment or modification (x) corresponds and conforms to an amendment then being made to a term or provision contained in this Agreement, (y) relates to any reduction of the pricing applicable to the Seller thereunder or (z) permits or consents to the assignment by any financial institution party thereto of all or any portion of its interest thereunder, or (iii) unless thirty (30) days' prior written notice thereof shall have been given by the Seller to the Purchaser and the Servicing Agent, amend, modify or waive any provision in any other Operating Agreement; provided that, upon any such notice, the Purchaser or the Servicing Agent may require that, prior to giving effect to any such amendment, modification or waiver, the Seller shall have provided to the Purchaser and the Servicing Agent (x) an opinion of counsel affirming that such action shall not adversely affect the conclusions set forth in the opinion required to be delivered under
Section 6.3.8(ii) and (y) a certificate of a senior officer of the Seller certifying that, after giving effect to such action, no Event of Termination shall have occurred and then be continuing.

     (h) In the case of the Seller, engage in any business or enterprise or enter into any transaction other than as contemplated by this Agreement and the other Sale Documents.

     (i)  Amend the Certificate of Incorporation or By-Laws of the Seller.

     (j) In the case of the Seller, create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, the Parallel Sale Agreement, the Subordinated Note and the Transfer Agreements, (iii) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated in this Agreement and (iv) the issuance of a guaranty in favor of the transferees of interests in receivables originated by Interface Europe Ltd. and transferred to such transferees by a special purpose corporation ("UKSPC"), provided that such guaranty (A) is issued contemporaneously with the issuance by the UKSPC of a guaranty in favor of the Purchaser and the PSA Purchasers, (B) may not be drawn upon at any time prior to the reduction to zero of the Ownership Interest and the termination of this Agreement, and (C) is limited in the amount of guaranteed obligations and subordinated on terms and conditions satisfactory to the Servicing Agent.

     (k) In the case of the Seller, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person.

     (l) In the case of the Seller, permit the principal amount evidenced by the Subordinated Note to exceed an amount equal to the sum of (i) the Reserve at such time, (ii) the "Reserve" then in affect under the Parallel Sale Agreement, and

(iii) the aggregate face amount of all Receivables then outstanding that are neither Defaulted Receivables nor Eligible Receivables.

     SECTION 10.4. Covenants of the Seller and Interface Relating to Separate Legal Identity. The Seller and Interface hereby acknowledge that the Purchaser is entering into the transactions contemplated by this Agreement in reliance upon the Seller's identity as a separate legal entity from Interface, each Originator and each Originator Entity (as defined below). Therefore, from and after the date of execution and delivery of this Agreement and so long as this Agreement is in effect, the Seller and Interface shall take all reasonable steps including, without limitation, all steps that the Purchaser may from time to time reasonably request to maintain the Seller's identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of Interface, each Originator and any Affiliates (other than the Seller) thereof (each of Interface, each Originator and each of their respective Affiliates (other than the Seller) shall be referred to herein as an "Originator Entity"), and not
just a division of any Originator Entity.   Without limiting the generality of
the foregoing and in addition to and consistent with the covenant set forth in
Section 10.1(b) above, the Seller shall (and Interface shall take all actions necessary to permit or enable the Seller to):

           (i) conduct its own business in its own name and require that all full-time employees of the Seller identify themselves as such and not as employees of any Originator Entity (including, without limitation, by means of providing such employees with business or identification cards identifying such employees as the Seller's employees);

           (ii) compensate all employees, consultants and agents directly, from the Seller's bank accounts, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any Originator Entity, allocate the compensation of such employee, consultant or agent between the Seller and such Originator Entity on a basis which reflects the services rendered to the Seller and such Originator Entity;

           (iii) clearly identify its offices (by signage or otherwise) as its offices, and all such offices will occupy space that is separate and distinct from any space occupied by any Originator Entity even if such office space is leased or subleased from, or is on or near premises occupied by any Originator Entity;

           (iv) have a separate telephone number, which will be answered only in its name and separate checks in its own name;

           (v) conduct all transactions with any Originator Entity strictly on an arm's-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and any Originator Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

           (vi) at all times have at least one member of its Board of Directors who is not (A) a director, officer or employee of any Originator Entity, (B) a person related to any officer or director of any Originator Entity, (C) a holder (directly or indirectly) of more than 5% of any voting securities of any Originator Entity, or (D) a person related to a holder (directly or indirectly) of more than 5% of any voting securities of any Originator Entity;

           (vii) observe all corporate formalities as a distinct entity, and ensure that all corporate actions are duly authorized by unanimous vote of its Board of Directors;

           (viii) maintain the Seller's books and records separate from those of any Originator Entity;

           (ix) prepare its financial statements separately from those of other Originator Entities and insure that any consolidated financial statements of any Originator Entity that include the Seller have detailed notes clearly stating that the Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of its creditors;

           (x) except as herein specifically otherwise provided, not commingle funds or other assets of the Seller with those of any Originator Entity and not maintain bank accounts or other depository accounts to which any Originator Entity is an account party, into which any Originator Entity makes deposits or from which any Originator Entity has the power to make withdrawals;

      (xi) not permit any Originator Entity to pay any of the Seller's operating expenses (except pursuant to allocation arrangements that comply with the requirements of subparagraph (v) above; and

     (xii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion letter of even date herewith issued by Kilpatrick & Cody relating to substantive consolidation, or set forth in any certificate relied upon by Kilpatrick & Cody in issuing such opinion letter, remain true and correct in all material respects at all times.

     SECTION 10.5. Covenants of Interface. Until the Ownership Interest is reduced to zero as described in Section 3.1(c) and no further Purchases are to be made, Interface, in support of its obligations set forth in Section 10.4, will, unless the Purchaser has otherwise consented in writing:

     (a) Comply with all applicable laws, rules, regulations and orders with respect to it, its business and properties, the failure to comply with which may materially adversely affect its ability to perform its obligations under this Agreement, or which may affect the legality, validity or enforceability of this Agreement as against Interface.

     (b) Maintain its corporate existence in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder.

     (c) At any reasonable time, upon prior notice to Interface, permit the Purchaser, the Servicing Agent and any lender or other financial institution party to any Credit Facility or their respective agents or representatives to visit and inspect any of its properties, to examine its books of account and other records and files relating to this Agreement (including, without limitation, computer tapes and disks) and to discuss its affairs, business, finances and accounts with its officers and employees.

     (d) Forthwith upon the occurrence thereof, provide notice to the Servicing Agent of the occurrence of any Event of

Termination relating to the performance by Interface of its obligations under this Agreement.

     (e)  Not amend the Certificate of Incorporation or By-Laws of the Seller.

     (f) Not permit the principal amount evidenced by Subordinated Note to exceed at any time an amount equal to the sum of (i) the Reserve at such time,
(ii) the "Reserve" then in effect under the Parallel Sale Agreement, and (iii) the aggregate face amount of all Receivables then outstanding that are neither Defaulted Receivables nor Eligible Receivables.

               ARTICLE XI:  INDEMNIFICATIONS; INCREASED COSTS

     SECTION 11.1. Indemnification by the Seller of the Purchaser, etc. Without limiting any other rights which the Purchaser, the Servicing Agent and their respective officers, directors, employees, agents and Affiliates may have hereunder or under applicable law, the Seller hereby indemnifies such parties and holds them harmless from and against any and all damages, losses, claims, liabilities and related costs and expenses (including attorneys' fees and disbursements) incurred by any of them arising out of or resulting from this Agreement or the purchase by the Purchaser of any Ownership Interest in Receivables, including, without limitation:

     (a) the reliance by the Servicing Agent or the Purchaser on any representation or warranty made by the Seller, Interface or any Originator (or any of their respective officers) under or in connection with this Agreement or any Sale Document, which was incorrect when made (it being understood that the Purchaser and the Servicing Agent shall, for purposes of this Section 11.1, be entitled to rely on the truth, accuracy and completeness of each representation and warranty made under this Agreement at the time of each Purchase, without regard to any qualifying language in the limited context of a condition precedent to the effect that any representation or warranty shall be true and correct "in all material respects" or words of like import);

     (b) the failure by the Seller, Interface or the Collection Agent (or any Person to whom the Collection Agent may have delegated any of its duties or responsibilities as Collection Agent) to comply with any covenant set forth in this Agreement (including, without limitation, any covenant relating to the payment, remittance or deposit of any amount hereunder) or the failure by any party to any Transfer Agreement to comply with any obligation or covenant on its part to be performed thereunder or under the related Consent and Acknowledgment;

     (c) the failure to vest and maintain in the Purchaser, or to transfer to the Purchaser, legal and equitable title to, and ownership of, an undivided percentage ownership interest (to the extent of the Ownership Interest) in the Receivables, free and clear of any security interest, lien, claim or encumbrance;

     (d) the transfer by the Seller of an undivided percentage ownership interest in any Receivables other than the Ownership Interest hereunder and the "Ownership Interests" under the Parallel Sale Agreement;

     (e)  the Seller or any Originator's use of proceeds of the Purchases;

     (f) the failure by the Seller or the Collection Agent timely to file financing statements or other similar instruments or documents under the Uniform Commercial Code (or other applicable law relating to the transfer of interests in the Receivables) of any applicable jurisdiction or other applicable laws with respect to any Receivables, whether at the time of a Purchase or otherwise;

     (g) the return or transfer by the Collection Agent of any portion of Collections to the Seller or any other person for any reason whatsoever, other than as authorized in Section 7.2.1 or 7.2.2;

     (h) any dispute, claim, offset or defense of any obligor to the payment of any Receivable (including a defense based on such Receivable's or the related contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms but excluding any discharge (as distinguished from avoidance) in bankruptcy or any similar insolvency proceeding of any Obligor due to the financial inability of such Obligor to pay its debts as they mature), or any other claim resulting from the sale, use, operation or ownership of or defects in or breaches of warranties with respect to, the merchandise or services relating to such Receivable or the furnishing or failure to furnish such merchandise or services;

     (i) the Seller's, Interface's or any Originator's failure to pay when due any taxes (including sales, excise or personal property taxes) payable by such Person in connection with the Receivables;

     (j) the commingling of Collections with other funds of the Seller, the Collection Agent or any Originator Entity;

     (k) the failure by the Seller, the Collection Agent or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

     (l) the failure to vest all right, title and interest in the Seller in the Receivables purchased by the Seller from any Originator under a Transfer Agreement, free and clear of any security interest, lien, claim or encumbrance;

     (m) any failure of the Seller to give reasonably equivalent value to any Originator under any Transfer Agreement in consideration of the transfer by such Originator to the Seller of any Receivables, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; or

     (n) any information provided by the Seller, Interface, any Originator or the Collection Agent or any Sale Document furnished to the Purchaser or the Servicing Agent in connection with this Agreement which shall have been incorrect in any respect or which shall have omitted any material fact.

Notwithstanding anything herein to the contrary, however, the Seller shall not be obligated under this Section 11.1 to indemnify any Person against or hold any Person harmless from any damage, loss, claim, liability, cost or expense to the extent that the same arises out of or results from (i) such Person's own gross negligence or wilful misconduct, (ii) the negligence or wilful misconduct of the Collection Agent (if other than Interface or any Affiliate thereof), or
(iii) the fact that any Receivable proves to be uncollectible (unless the Seller is otherwise expressly liable therefor under the terms of this Agreement or any other Sale Document). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Seller hereby agrees to make the maximum contribution to the payment of the amounts indemnified against in this Section which is permissible under applicable law. To the extent that any claim arises against the Seller under this Section 11.1 in respect of any action taken or omitted to be taken by the Collection Agent in its capacity as Collection Agent, the Collection Agent agrees that (i) it shall be jointly and severally liable to the Purchaser in respect of such claim and
(ii) the Seller shall have a corresponding claim against the Collection Agent for any payments made by the Seller to any indemnified party hereunder.

     SECTION 11.2. Indemnification Due to Failure to Consummate Purchase. The Seller will indemnify the Purchaser on demand and hold it harmless against all costs (including, without limitation, breakage costs) and expenses resulting from any failure by the Seller (i) to consummate a Purchase after the Purchaser has accepted an offer from the Seller to make such Purchase or (ii) to fulfill its obligations pursuant to Section 6.2, and the Purchaser will indemnify the Seller on demand and hold it harmless against all costs (including, without limitation, breakage costs) and expenses resulting from any failure by the Purchaser (i) to pay the required purchase price after it has accepted an offer to Purchase from the Seller or (ii) to fulfill its purchase obligations pursuant to Section 6.2.

     SECTION 11.3. Increased Costs under Liquidity Facilities and Credit Facilities. If the Purchaser becomes obligated to compensate the lenders under any of its Liquidity Facilities or Credit Facilities for a reduction in the rate of return on their capital due to the adoption of any law or regulation, or any change in or phase-in of any law or regulation or in the interpretation or administration thereof, as more specifically provided in the documents relating to such Facilities, and such obligation to compensate is reasonably attributable to this Agreement and the transactions contemplated hereby, then the Seller shall, on demand, reimburse the Purchaser for the amount of any such compensation.

     SECTION 11.4. Notices. The Purchaser agrees to notify the Seller upon its knowledge of a claim for which it intends to seek indemnification under
Section 11.1 or reimbursement under Section 11.3 from the Seller. The Seller agrees to assist the parties indemnified under Section 11.1, to the extent requested by them, in any action, suit or proceeding brought by or against them in connection with the indemnification granted herein.

                     ARTICLE XII:  EVENTS OF TERMINATION

     SECTION 12.1. Events of Termination. Each of the following shall constitute an "Event of Termination":




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





     (a) The Collection Agent (if Interface or any of its Affiliates) shall fail to (i) perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 12.1(a)) and such failure shall remain unremedied for three Business Days or (ii) make any payment or deposit to be made by it hereunder when due (and, in the case of any failure to make a timely payment or deposit solely by reason of any mechanical delay in or malfunction of the Fedwire system, such failure shall remain unremedied for one Business Day); or

     (b) The Seller shall fail to (i) make any payment when due under Section 3.3, Section 7.3 or otherwise hereunder (and, in the case of any failure to make a timely payment solely by reason of any mechanical delay in or malfunction of the Fedwire system, such failure shall remain unremedied for one Business Day) or (ii) perform or observe any term, covenant or agreement contained in Section 10.1(f) or (l), or Section 10.3(a), (g)(ii), (i), (j), (k) or (l); or

     (c) Any representation or warranty or statement made by the Seller or any other Transaction Party (or any of their respective officers) under or in connection with this Agreement or any other Sale Document shall prove to have been incorrect in any material respect when made (other than any representation or warranty made by an Originator under Section 5(f) of any Transfer Agreement which is subsequently cured in accordance with the terms of the proviso set forth therein); or

     (d) The Seller, Interface, the Collection Agent or any other Transaction Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Sale Document on its part to be performed or observed and any such failure shall remain unremedied for 10 days after any Transaction Party first becoming aware of such failure; or

     (e) Any Purchase shall for any reason (other than pursuant to the terms hereof) cease to create, or the Ownership Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership or security interest to the extent contemplated herein in each Receivable, and in the Related Rights and Collections with respect thereto; or

     (f) The Seller, Interface, the Collection Agent or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Interface, the Collection Agent or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or the Seller, Interface, the Collection Agent or any Originator shall take any corporate action to authorize any of the actions set forth above in this clause
(f); or

     (g) The aggregate outstanding balance of Receivables that are more than 60 days past due (from the respective due dates thereof) shall at any time exceed an amount equal to 11% of the aggregate outstanding balance of all Receivables at such time; or

     (h) The aggregate outstanding balance of Defaulted Receivables during any monthly period shall at any time exceed an amount equal to 0.75% of the aggregate outstanding balance of all Receivables as of the last day of such period; or

     (i) The aggregate Dilutions during any monthly period shall at any time exceed an amount equal to 6.0% of the aggregate outstanding balance of Eligible Receivables as of the last day of such period; or

     (j) The "Portfolio Turnover" (as required to be set forth in, and as computed in accordance with, any Receivables Activity Report) shall at any time exceed 90 days; or

     (k) (i) Any "Event of Default" shall occur under (and as defined in) the Interface Credit Agreement; or

           (ii) Interface shall fail to pay any principal of or premium or interest on any indebtedness for borrowed money which is outstanding in a principal amount of at least $2,500,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or default




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



      condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or default condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case prior to the stated maturity thereof or the scheduled due date therefor; or

           (iii) the Seller shall fail to pay any principal of or premium or interest on the Subordinated Note or on any other indebtedness for borrowed money when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise but, in the case of the indebtedness evidenced by the Subordinated Note, other than by reason of the operation of the subordination provisions therein), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other event shall occur or default condition shall exist under any agreement or instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or default condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such indebtedness shall be required to be made, in each case prior to the stated maturity thereof or the scheduled due date therefor; or

     (l) any "Event of Termination" shall occur under, and as defined in, the Parallel Sale Agreement; or

     (m) The senior, long-term, unsecured, non-credit enhanced debt of Interface shall at any time have a credit rating by S&P of less than BB- or a credit rating by Moody's of less than Ba3 or, in the event that neither S&P nor Moody's shall then be rating such debt, the imputed equivalent of such ratings as determined by the Servicing Agent; or




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





     (n) Interface shall at any time cease to own and hold, or cease to control all voting rights in respect of, all of the issued and outstanding capital stock of the Seller.

     (o) Interface shall for any reason (other than the removal thereof by the Purchaser or the Servicing Agent in accordance with the terms of this Agreement) cease to be or to serve as Collection Agent hereunder.

     SECTION 12.2. Remedies. Upon the occurrence of any Event of Termination, the Purchaser or the Servicing Agent may, at any time on notice to the Seller, take any or all of the following actions: (i) remove the Person then acting as Collection Agent hereunder from its rights and responsibilities as Collection Agent and may designate any other Person (which may be the Purchaser or the Servicing Agent) to be Collection Agent hereunder, (ii) take control of the Lock-Boxes (by delivering to the Lock-Box Banks notice in substantially the form of Exhibit D), and (iii) notify Obligors of its Ownership Interest in the Receivables. The Purchaser and the Servicing Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the Uniform Commercial Code of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

                        ARTICLE XIII:  MISCELLANEOUS

     SECTION 13.1. Amendments, Etc. No amendment or waiver of, or consent to the Seller's, Interface's or the Collection Agent's or departure from, any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

     SECTION 13.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile, telegraphic, telex or cable communication) and shall be given to the applicable party at its address or applicable facsimile, telegraphic, telex or cable number or address set forth on the signature pages hereto or such other address or number as shall be designated by such party in a written notice to the other parties hereto. Each such notice or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate




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



answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, (iii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iv) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section, except that notices and communications to the Purchaser pursuant to Section 6.2, Section 7.4 and Section 10.2(f) shall only be effective when received by the Purchaser.

     SECTION 13.3. Payments Net of Taxes. All payments by the Seller payable under this Agreement shall be made free and clear of, and without deduction for, any present or future income, stamp or other taxes, fees, duties, withholdings or other charges imposed by any taxing authority, excluding taxes imposed on or measured by the Purchaser's net income or franchise taxes or branch profit taxes imposed in each case on the Purchaser by the jurisdiction under the laws of which the Purchaser is organized or any political subdivision thereof. If any withholding or deduction from any payment by the Seller is required to be made on account of any of the non-excluded taxes, then the Seller will:

     (a) pay to the relevant authority the full amount required to be withheld or deducted;

     (b) promptly forward to the Purchaser an official receipt or other satisfactory documentation evidencing such payment to such authority; and

     (c) pay to the Purchaser any additional amounts necessary to ensure that the net amount actually received by the Purchaser will equal the full amount it would have received had no such withholding or deduction been required.

     If at any time the Purchaser assigns any portion of its interest hereunder to a Person that is organized outside of the United States, the Purchaser shall cause such Person at the time of such assignment to deliver to the Seller and the Collection Agent either (x) two properly executed United States Internal Revenue Forms 1001 showing complete exemption from tax or (y) two properly executed United States Internal Revenue Service Forms 4224 and the Purchaser shall take all actions reasonably necessary to keep such forms current in accordance with such applicable laws, rules and regulations.




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





     SECTION 13.4. No Waiver; Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder or under any Sale Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 13.5. Binding Effect; Assignability; Continuing Obligation. (a) This Agreement shall be binding upon and inure to the benefit of the Seller, Interface, the Purchaser and their respective successors and assigns, except that neither the Seller nor Interface shall have the right to assign any interest herein without the prior written consent of the Purchaser and the Servicing Agent. The Purchaser shall have the right, without the consent of the Seller or Interface, to assign all or any portion of its interests hereunder to any Person, including, without limitation, any party to the Parallel Sale Agreement, any Person party to the Liquidity Facilities or Credit Facilities, any other financial institution and any special purpose entity in respect of which the Servicing Agent is then acting as servicing or administrative agent; provided that the Purchaser shall not, without the prior written consent of the Seller, assign any of its interests hereunder to any Person that is in the same line of business as Interface or any Originator.

     (b) This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the Ownership Interest is reduced to zero as described in Section 3.1(c) and no further Purchases are to be made hereunder, at which time this Agreement shall terminate; provided, however, that rights and remedies of the Purchaser under Article XI and Section 5.3 and the provisions of Section 13.12 shall survive any termination of this Agreement. Notwithstanding the foregoing, to the extent that the Seller or the Collection Agent makes a payment, deposit or remittance to the Purchaser or the Servicing Agent, or the Purchaser or the Servicing Agent receives any proceeds of the Receivables or Collections, which payment, deposit, remittance or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Seller or the Collection Agent, or any other Person, or their respective estates, trustees, receivers or any other Person, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment the obligation or part thereof which




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



has been paid, reduced or satisfied by such amount (and the corresponding Ownership Interest) shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction and this Agreement shall continue in full force and effect with respect thereto.

     SECTION 13.6. Governing Law. THIS AGREEMENT AND THE SALE DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 13.7. Security Interest. The Seller hereby grants to the Purchaser a continuing security interest in the Seller's right, title and interest in and to the Receivables and Collections to secure the obligations of the Seller to the Purchaser hereunder, which security interest shall continue in effect until termination of this Agreement (and be subject to reinstatement) in accordance with Section 13.5.

     SECTION 13.8. Construction of the Agreement. The parties hereto intend that the conveyance of Ownership Interests in Receivables by the Seller to the Purchaser shall be treated as sales for all purposes. If, despite such intention, a determination is made that such transactions shall not be treated as sales, then this Agreement shall be interpreted to constitute a security agreement and the transactions effected hereby shall be deemed to constitute a secured loan by the Purchaser to the Seller under applicable law. For such purpose, the Seller hereby grants to the Purchaser a continuing security interest in the Receivables and Collections to secure the repayment of the Investment and the payment and performance of the obligations of the Seller to the Purchaser hereunder.

     SECTION 13.9. No Proceedings. The Seller, Interface, the Servicing Agent and the Collection Agent each hereby agrees that it will not institute against the Purchaser any bankruptcy, reorganization, insolvency or similar proceeding until the date which is one year and one day since the last day on which any commercial paper notes or medium-term notes issued by the Purchaser shall have matured.

     SECTION 13.10. Confidentiality. The Purchaser agrees to maintain the confidentiality of any information regarding the Seller or Interface obtained in accordance with the terms of this Agreement which is not publicly available, but the Purchaser may reveal such information (a) to applicable rating agencies, liquidity providers and credit enhancement providers, (b) as



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



necessary or appropriate in connection with the administration or enforcement of this Agreement or its funding of Purchases under this Agreement, (c) as required by law, government regulation, court proceeding or subpoena or (d) to bank regulatory agencies and examiners.

      SECTION 13.11. Purchaser Determinations on Concentration Limits. The Purchaser is granted certain authority hereunder to reduce the Special Concentration Limit or Standard Concentration Limit for any Obligor (each such reduction being a "Redesignation"). Any act of Redesignation by the Purchaser shall be based upon a determination by the Purchaser that either (i) in the exercise of its reasonable credit judgment, such Redesignation is appropriate, based upon such factors as such Purchaser has determined to be relevant, including, without limitation, any of the following factors: any change in, or change in the credit analysis by the Purchaser as to, the nature, business, prospects, condition (financial or other), operations, properties or management of an Obligor or the Seller or the applicable Originator; any lack of sufficient and reliable information with respect to any of the foregoing; any change in, or change in the credit analysis by the Purchaser as to, the credit or collateral support for any Receivable or any class of Receivables; the Purchaser's aggregate portfolio exposure to such Obligors or Receivables of such type; or any change in the credit or collection policy of the Seller or the applicable Originator, or (ii) compliance with any law or regulation or any guideline, directive or request from any central bank or other governmental authority (whether or not having the force of law), or that compliance with any guideline, directive or request of any rating agency, requires such Redesignation.

     SECTION 13.12. Replacement of Credit Facility Provider. In the event that the Purchaser at any time elects to replace any Person then providing a Credit Facility to the Purchaser for purposes of this Agreement with another Person, whether under the same Credit Facility or under a replacement Credit Facility, the Purchaser shall so notify the Seller and the Collection Agent in writing within ninety (90) days following such replacement, and in any event prior to the date on which such replacement credit provider proposes to exercise its rights of inspection under Section 10.1(c).

     SECTION 13.13. Not a Joint Venture. The Seller shall become a member of the Purchaser pursuant to the terms of the Membership Agreement described in
Section 6.3.1. Notwithstanding such membership, nothing contained in this Agreement or in any




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



other Sale Document, and no action taken by the Purchaser or the Collection Agent pursuant hereto or thereto, shall be deemed to constitute the Seller (or any other Transaction Party) and the Purchaser a partnership, association, joint venture or other entity.

     SECTION 13.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     SECTION 13.15. Submission to Jurisdiction, Appointment of Agent to Accept Service of Process.

     (a) THE SELLER, INTERFACE AND THE COLLECTION AGENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE SELLER, INTERFACE AND THE COLLECTION AGENT IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (b) Each of the Seller, Interface and the Collection Agent has irrevocably appointed CT Corporation as its agent to receive, accept and acknowledge for and on its behalf, service of any and all legal process, summons, notices and documents which may be served in any such proceeding brought in any such court which may be made on such agent. If for any reason such agent shall cease to be available to act as such, each of the Seller, Interface and the Collection Agent agrees to designate a new agent in The City of New York on the terms and for the purposes of this Section 13.15 satisfactory to the Purchaser.




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




     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers as of the date set forth on the cover page of this Agreement.

                              INTERFACE SECURITIZATION CORPORATION,
                                as Seller


                              By
                                ---------------------------------
                                Name:
                                Title:

                              Address:  100 Chastain Center Boulevard
                              Suite 165
                              Kennesaw, Georgia  30144
                              Facsimile:  (404)    -
                                                --- ----


                              INTERFACE, INC., individually and as
                                initial Collection Agent


                              By
                                ---------------------------------
                                Name:
                                Title:

                              Address:  2859 Paces Ferry Road
                              Suite 2000
                              Atlanta, Georgia  30339
                              Facsimile:  (404)    -
                                                --- ----


                              SPECIAL PURPOSE ACCOUNTS RECEIVABLE
                                COOPERATIVE CORPORATION, as
                                Purchaser


                              By
                                ---------------------------------
                                Authorized Signatory

                              Address:

                              425 Lexington Avenue
                              New York, New York  10017
                              Attention:  President




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




                              Telephone:  (212) 856-3671
                              Facsimile:  (212) 856-3643



                              CANADIAN IMPERIAL BANK OF COMMERCE,
                              as Servicing Agent


                              By
                                ---------------------------------
                                Name:
                                Title:

                              Address:

                              425 Lexington Avenue
                              New York, New York  10017
                              Attention:  Bryan Wickware
                              Telephone:  (212) 856-3866
                              Facsimile:  (212) 856-3643




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